UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment #4

Registration Statement under the Securities Act of 1933

CTT International Distributors Inc.
(Name of small business issuer in its charter)
Delaware	5731	98-6218467
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Suite 305 - South Tower, 5811 Cooney Road, Richmond, British Columbia, V6X 3M1, Canada 604.733.2600
(Address and telephone number of principal executive offices)
Rene Daignault 1100 Melville Street, 6th Floor, Vancouver, British Columbia, V6E 4A6, Canada 604.648.0527
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered	Offering price per share	Aggregate offering price	Registration Fee (1)
shares of common stock to be offered by CTT	2,500,000	$0.10	$250,000	$29.43
shares of common stock to be offered by selling stockholders	2,382,933	$0.10	$238,293	$28.05
TOTAL	4,882,933		$488,293	$57.48

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) of the Securities Act of 1933.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Preliminary Prospectus

CTT International Distributors Inc.
Maximum of 4,882,933 shares of common stock

CTT International Distributors Inc. (“CTT”) is offering up to 2,500,000 shares of common stock on a self underwritten basis. The offering price is $0.10 per share and the maximum amount to be raised is $250,000. CTT intends to offer up to a maximum of 2,500,000 shares through its sole officer and director to investors, both inside and outside the United States. There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale.

The offering by CTT is being conducted on a best efforts basis. There is no minimum number of shares required to be sold by CTT. All proceeds from the sale of these shares will be delivered directly to CTT and will not be deposited in any escrow account. If the entire 2,500,000 shares of common stock are sold, CTT will receive gross proceeds of $250,000 before expenses of approximately $37,600. CTT plans to continue this offering for a period of six months from the date of this prospectus. However, CTT may, at its discretion, extend the offering for an additional 90 days, unless the offering is completed or otherwise terminated by CTT. No assurance can be given on the number of shares CTT will sell or even if CTT will be able to sell any shares.

In addition, this prospectus relates to the resale of up to 2,382,933 shares of common stock by selling stockholders. The selling stockholders will offer or sell shares of CTT’s common stock at $0.10 per share unless and until CTT’s shares of common stock become quoted on the OTC Bulletin Board. Should CTT’s shares of common stock become listed or quoted, selling stockholders may then sell their shares at prevailing market prices or privately negotiated prices. CTT will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. However, CTT will pay for the expenses of this offering and the selling stockholders’ offering.

There is no public market for the shares of common stock of CTT.

A purchase of CTT’s common stock is highly speculative and investors should not purchase shares of CTT’s common stock unless they can afford to lose their entire investment. Investing in CTT’s common stock involves risks. See “Risk Factors” starting on page 7 for factors to be considered before investing in CTT’s shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

If CTT changes the fixed offering price, it will file an amendment to the registration statement.

The date of this prospectus is                                            .
Subject to completion.

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Table of Contents

RISK FACTORS
Risks associated with CTT
Risks associated with CTT’s industry
Risks associated with this offering

USE OF PROCEEDS

DILUTION
CTT’s Offering
Stockholder’s Offering

LEGAL PROCEEDINGS

EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDERS

DESCRIPTION OF SECURITIES

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Plan of Operations for the Next Twelve Months

DESCRIPTION OF PROPERTY

EXPERTS

FINANCIAL STATEMENTS
Audited Financial Statements as of December 31, 2005 and 2004
Unaudited Financial Statements as of March 31, 2006

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

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SUMMARY OF OFFERING

CTT’s business

CTT is a Delaware company that operates through its wholly-owned subsidiary, CTT Distributors Ltd. CTT is in the e-commerce business and provides products to the internet consumer through its website www.cheaperthanthem.com. CTT has a direct business, in which it buys and takes possession of excess electronic and computer inventory for resale. In addition, CTT has a fulfillment business, in which CTT facilitates the sale of merchandise of other retailers, cataloguers or manufacturers through the website.

CTT has one subsidiary, CTT Distributors Ltd., which is the operating company and was incorporated under the laws of the Province of British Columbia on May 17, 2004.

CTT was formed by the merger of two Delaware companies, Slabsdirect.com, Inc. and CTT International Distributors Inc., under the laws of the State of Delaware on January 7, 2005. Slabsdirect.com, Inc. was incorporated under the laws of the State of Delaware on January 14, 2000. CTT International Distributors Inc. was incorporated under the laws of the State of Delaware on November 1, 2004. As part of the merger, the Articles of Slabsdirect.com, Inc. were adopted as the Articles of CTT.

Prior to the merger and pursuant to a share exchange agreement dated December 29, 2004, Slabsdirect.com, Inc. agreed to issue 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of the CTT Distributors Ltd. The acquisition was considered a reverse acquisition for accounting and financial reporting purposes. See Exhibit 10.1 – Share Exchange Agreement for more details.

Prior to the acquisition of CTT Distributors Ltd., Slabdirect.com, Inc.’s sole asset consisted of ownership of a 100% interest in the issued and outstanding capital stock of Slabsdirect.com Online (BC) Ltd., a company incorporated in the Province of British Columbia, Canada. Slabsdirect.com Online (BC) Ltd. has been unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. Slabsdirect.com, Inc. disposed of its interest in Slabsdirect.com Online (BC) Ltd. to the former president of Slabsdirect.com, Inc. pursuant to the stock purchase agreement dated December 29, 2004. See Exhibit 10.2 – Stock Purchase Agreement for more details

CTT’s administrative and operational office is located at Suite 305, South Tower, 5811 Cooney Road, Richmond, British Columbia, V6C 1N5, Canada, telephone (604) 733-2600. CTT’s registered statutory office is located at 3511 Silverside Road, Suite 105, Wilmington, Delaware. CTT’s fiscal year end is December 31.

The accompanying financial statements have been prepared assuming CTT will continue as a going concern. As discussed in Note 1 to the financial statements, CTT has a working capital deficiency and has accumulated losses since inception. These factors raise substantial doubt about CTT’s ability to continue as a going concern. CTT is in the development stage and planned principal activities have commenced, but to date there has been no significant revenue. In a development stage company, management devotes most of its activities to developing a market for its products and services. These consolidated financial statements have been prepared on a going concern basis, which implies that CTT will continue to realize its assets and discharge its liabilities in the normal course of business. CTT has not generated significant revenue and has never paid any dividends. CTT is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. There is no guarantee that CTT will be able to raise any equity financing or generate profitable operations. CTT has a working capital deficit of $68,695 and has accumulated losses of $143,071 since inception. These factors raise substantial doubt regarding CTT’s ability to continue as a going concern.

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The offering: Following is a brief summary of this offering:

Securities being offered	2,500,000 shares of common stock (maximum) offered by CTT 2,382,933 shares of common stock offered by the selling stockholders
Number of shares outstanding before the offering	11,017,101 shares of common stock
Number of shares outstanding after the offering	13,517,101 shares of common stock, assuming all offered shares are sold
Offering price per share	$0.10 per share
Net Proceeds to CTT	$212,400, assuming all offered shares are sold
Implied Value	$1,351,710 (based on proposed offering price)
Use of proceeds	Develop and populate website Expand inventory and products on website Implement marketing and advertising strategy Expand business operations Repayment of outstanding or accrued debt Working capital
Location of Offering	CTT’s offering will be made in the United States, Canada, the Phillippines and India

Selected Financial Data (audited)

The following financial information summarizes audited and unaudited financial information provided in this registration statement.

	March 31, 2006 Unaudited	December 31, 2005 (audited)	December 31, 2004 (audited)
Balance Sheet
Total Assets	$19,360	$25,792	$53,541
Total Liabilities	$86,649	$81,246	$97,422
Stockholders’ Equity (Deficit)	($67,289)	$55,454	($43,881)
Income Statement
Revenue	$5,025	$30,642	$30,789
Total Expenses	$15,463	$90,202	$38,095
Net Loss	($13,335)	($76,753)	($52,833)

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RISK FACTORS

Please consider the following risk factors before deciding to invest in CTT’s shares of common stock.

Risks associated with CTT:
1.  CTT is a development stage company and may not be able to continue as a going concern and may not be able to raise additional financing.

A note provided by CTT’s independent auditors in CTT’s financial statements for the period from inception, May 17, 2004, through December 31, 2005 contains an explanatory note that indicates that CTT is a development stage company and its ability to continue as a going concern and to emerge from the development stage is dependent on continued financial support from its shareholders, raising additional capital to fund future operations and ultimately to attain profitable operations.

CTT has a working capital deficiency and has accumulated losses since inception. These factors raise substantial doubt about CTT’s ability to continue as a going concern. To date there has been no significant revenue. In a development stage company, management devotes most of its activities to developing a market for its products and services. These consolidated financial statements have been prepared on a going concern basis, which implies that CTT will continue to realize its assets and discharge its liabilities in the normal course of business. CTT has not generated significant revenue and has never paid any dividends. CTT is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. There is no guarantee that CTT will be able to raise any equity financing or generate profitable operations. CTT has a working capital deficit of $68,695 and has accumulated losses of $143,071 since inception. These factors raise substantial doubt regarding CTT’s ability to continue as a going concern.

This note may make it more difficult for CTT to raise additional equity or debt financing needed to run its business and is not viewed favorably by analysts or investors. CTT urges potential investors to review this report before making a decision to invest in CTT.

2.  CTT lacks an operating history and has losses that it expects to continue into the future. If the losses continue CTT will have to suspend operations or cease operations.

CTT has had no significant operating history upon which an evaluation of its future success or failure can be made. CTT’s net loss since its inception on May 17, 2004 is $143,071. CTT’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to generate revenues from its planned business operations and to reduce development costs. Without the generation of any revenues or any capital being raised in an equity or debt financing, CTT will run out of operating funds within four months.

Based upon current plans, CTT expects to incur $3,000 per month in operating losses in the next 12 to 18 months. This will happen because there are expenses associated with the development and operation of its website. CTT cannot guaranty that it will be successful in generating revenues in the future or that it will be able to sell any shares in this offering or that it will be able to raise any working capital for operating funds in any other manner. Failure to generate revenues or raise any financing may cause CTT to go out of business.

3.  CTT is relatively new to the internet marketplace with a limited history of operations and, as a result, CTT’s ability to operate and compete effectively may be affected negatively.

In deciding whether to purchase CTT’s shares of common stock, and the likelihood CTT’s success, you should consider that CTT is relatively new to the internet marketplace and has a limited operating history upon which to judge its current operations. As a result, it is difficult to fairly assess CTT’s future operating performance or its future financial results or condition by comparing its limited operating history against its past or present equivalents.

Also, the computer and Internet industries are characterized by rapidly changing technologies, frequent introductions of new products, services, and industry standards. CTT’s future success will depend on its continued ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of CTT’s services, as well as, the development and maintenance of the Internet’s infrastructure to cope with this increased traffic. CTT’s future success will also depend in large part on its continued ability to develop and enhance CTT’s products and services. There are significant technical risks in the development of new or enhanced services, including the risk that CTT will be unable to effectively use new technologies, adapt its services to emerging industry standards, or develop, introduce and market new or enhanced products and services. Also, if CTT is unable to develop and introduce enhanced or new products and services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these products and services do not achieve market acceptance, CTT may not be able to compete effectively.

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4.  CTT does not have sufficient funds to complete each phase of its proposed plan of operation and as a result may have to suspend operations.

Each of the phases of CTT’s plan of operation is limited and restricted by the amount of working capital that CTT has and is able to raise from financings and generate from business operations. CTT currently does not have sufficient funds to complete each phase of its proposed plan of operation and CTT expects that it will not satisfy its cash requirements for the next 12 months. As a result, CTT may have to suspend or cease its operations on one or more phases of the proposed plan of operation.

As of March 31, 2006, CTT had $12,268 in cash. Until CTT is able to generate any consistent and significant revenue it will be required to raise additional funds by way of equity financing to finance its operations. At any phase of CTT’s plan of operation, if CTT finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations. If CTT cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital.

CTT will need to raise additional capital of approximately $250,000 to proceed with and complete its plan of operation and will be relying on the proceeds to be raised in this offering for most, if not all, of the required capital. Even if this offering is fully subscribed for CTT will need an additional $113,600 for its proposed plan of operations.

CTT will also require additional financing if the costs of the proposed phases of the plan of operation are greater than anticipated. CTT will require additional financing to sustain its business operations if CTT is not successful in earning revenues from its business operations. CTT can provide no assurance to investors that CTT will be able to find additional financing if required. Any sale of additional share capital will result in dilution to existing shareholders, which may, as a result, depress CTT’s stock price.

5.  Failure to successfully compete in the e-commerce industry with established e-commerce companies may result in CTT’s inability to continue with its business operations.

Currently, there is significant competition in this market. CTT expects competition in this market to increase significantly as traditional liquidators and online retailers continue to develop services that compete with CTT’s services and there are a few barriers to entry in this market. In addition, competitors may decide to create their own websites to sell their own excess inventory and the excess inventory of third parties.

Many of CTT’s current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than CTT does. Some of CTT’s competitors may be able to secure merchandise from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, and devote substantially more resources to their website and systems development than CTT does. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. CTT cannot assure you that we will be able to compete successfully against current and future competitors.

If CTT is unable to develop and introduce enhanced or new technology or services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, CTT may not be able to compete effectively. Competitive pressures created by any one of CTT’s competitors could have a negative impact on CTT’s business, results of operations and financial condition and as a result, CTT may not be able to continue with its business operations.

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6.  CTT’s sole officer and director has a conflict of interest in that Amit Sankhala has other time commitments that will prevent him from devoting full-time to CTT’s business operations, which may affect CTT’s operations.

CTT’s sole officer and director has other obligations and time commitments that will prevent Mr. Sankhala from devoting full-time to CTT’s business operations. This will slow CTT’s operations and may reduce its financial results and as a result, CTT may not be able to continue with its business operations.

CTT’s sole officer may be subject to conflicts of interest because the sole officer may not be able to devote all his time to CTT’s operations. Mr. Sankhala devotes 40 hours a week to CTT’s operations. Mr. Sankhala has no other obligations that prevent him from devoting his full time to CTT’s operations, with the exception that Mr. Sankhala studies for his political degree for 10 hours per week.

7.  Since CTT’s management lacks any formal training or experience in operating an e-commerce business, CTT may have to hire or retain qualified personnel. If CTT is unable to hire or retain any qualified personnel, CTT may have to suspend or cease operations, which will result in the loss of your investment.

CTT’s sole officer, Amit Sankhala, is inexperienced in operating an e-commerce business, CTT may be forced to hire or retain qualified management, employees or consultants to perform administrative, sales or marketing roles related to an e-commerce business. Mr. Sankhala has no direct training or experience in these areas and as a result may not be fully aware of all of the specific requirements related to working within this industry. Mr. Sankhala’s decisions and choices may not take into account standard managerial approaches e-commerce companies commonly use. Consequently, CTT’s operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result, CTT may have to suspend or cease operations that will result in the loss of your investment.

Competition for qualified personnel is intense and CTT may not be able to hire or retain qualified personnel, which could also have a negative impact on CTT’s business.

8.  CTT has no independent board members, which places CTT’s sole officer and director, Amit Sankhala, in a conflict of interest with respect to compliance with CTT’s Code of Ethics.

As Mr. Sankhala is CTT’s sole officer and director, and employee at this time, there is no independent director and no other compliance officer or employee to oversee compliance of CTT’s Code of Ethics. As a result, Mr. Sankhala is in a conflict of interest when it comes to overseeing compliance and enforcement of CTT’s Code of Ethics. The Code of Ethics is part of CTT’s continuing efforts to (1) ensure that it complies with all applicable laws, (2) have an effective program in place to prevent and detect violations of law, and (3) educate and train its Employees to be aware and understand ethical business practices. As Mr. Sankhala is the sole compliance officer, he would be conflicted if he had to investigate himself if any operation or activity that involved CTT, and as a result Mr. Sankhala as the sole officer and director of CTT, was in violation of the law or of the Code of Ethics. Such reportable violations include insider trading, non-compliance with financial reporting and record keeping requirements, failure to communicate accurate and timely information, failure to keep information confidential, failure to ensure the health and safety of CTT’s employees, a conflict of interest for personal gain at the expense of CTT, failure to compete fairly, and non-compliance with all state, federal, or international regulations. Violations of the law or the Code of Ethics could subject CTT to severe penalties and fines, which could negatively impact on CTT’s financial position and business.

9.  Since CTT relies on one provider to host its website, CTT’s technical systems could fail if this service is interrupted, which in turn would have a negative impact on CTT’s business.

Although CTT has back up facilities for its computer systems, CTT relies on one provider to host the website, Ezyra E-Business Services. If Ezyra E-Business Services failed to provide service to its systems, CTT would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. CTT’s business depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Any system interruptions that cause its website to be unavailable could materially adversely affect its business. Furthermore, CTT will be depending on outside expertise to maintain and expand its website design and capabilities. There is no assurance that website consultants can be retained who will understand the needs of and have the solution for a desirable, user_friendly commercial website.

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10.	CTT relies on one supplier for its Direct Business and on three Fulfillment Associates for its Fulfillment Business for a majority of its inventory.

CTT currently sources all of its inventory for its Direct Business from one supplier, LTP Tech. Also, CTT sources a majority of its inventory for its Fulfillment Business from three Fulfillment Associates. CTT does not have long_term contracts or arrangements with its supplier or Fulfillment Associates to guarantee the availability of inventory. If CTT’s current supplier and Fulfillment Associates were to stop supplying inventory to CTT on acceptable terms, CTT may not be able to acquire inventory from other suppliers in a timely and efficient manner and on acceptable terms. CTT’s accounts payable are due 30 days after receipt of the invoice.

11.
CTT’s business exposes CTT to potential product liability claims, and CTT may incur substantial expenses if CTT is subject to product liability claims or litigation, which could result in a negative impact on its business.

CTT’s products involve a minimal inherent risk of product liability claims and associated adverse publicity. However, CTT may be held liable if any product it sells causes injury or is otherwise found unsuitable. Currently, CTT does not carry any product liability insurance or general business coverage. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. These costs would have the effect of increasing CTT’s expenses and diverting management’s attention away from the operation of its business, and could harm CTT’s business.

12.	CTT may be subject to legal proceedings involving its intellectual property that could result in substantial costs and which could materially harm CTT’s business operations.

From time to time, CTT may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by CTT. These types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require CTT to change its business practices in expensive ways. Additional litigation may be necessary in the future to enforce CTT’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm CTT’s business.

13.	CTT may be forced to sell its products for less than CTT purchased the products, which would have a negative impact on CTT’s business operations.

In the past, CTT has sold inventory for less than what it paid for the inventory as a result of that inventory becoming or about to become obsolete due to advances in technology. As a result, CTT’s gross margin was negatively impacted. In the future, additional advances in technology may cause other inventory to become obsolete also, which may again force CTT to sell inventory for less than it paid. CTT cannot determine in advance what products will become obsolete. If CTT sells its inventory for less that it paid, this will have a negative impact on CTT’s business operations.

Risks associated with CTT's industry:

14.	Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on CTT’s business.

Currently, other than business and operations licenses applicable to most commercial ventures, CTT is not required to obtain any governmental approval for its business operations. However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on CTT and its business operations. Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of CTT’s business operations. Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on CTT’s business and add additional costs to CTT’s business operations.

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15.	CTT may be subject to liability for past sales, which could have a negative impact on CTT’s future business operations.

In accordance with current industry practice, CTT does not currently collect sales or other similar taxes for physical shipments of inventory into the United States. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on CTT and other out_of_state companies that engage in online commerce. CTT’s business could be adversely affected if one or more States or any foreign country successfully asserts that CTT should collect sales or other taxes on the sale of its inventory. Currently, decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, a number of States, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales. If any of these initiatives addressed the Supreme Court’s constitutional concerns and resulted in a reversal of its current position, CTT could be required to collect sales and use taxes in certain or all States. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for CTT and could decrease its future sales and have a negative impact on CTT’s future business operations.

16.	CTT is subject to regulations relating to consumer privacy and data protection, which may adversely affect the growth of CTT’s Internet business or its marketing efforts.

CTT is subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, CTT is subject to various telemarketing laws that regulate the manner in which CTT may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing CTT’s business.

In addition, several States have proposed, and California, Minnesota, Utah, and Vermont have recently passed, legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition to these four States, many other jurisdictions already have such laws and continuously consider strengthening them, especially against online services. CTT in certain instances are subject to some of these current laws.

The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by CTT. CTT could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict CTT’s ability to collect demographic and personal information from users, which could be costly or harm CTT’s marketing efforts.

Specific statutes intended to protect user privacy have been passed in many non_U.S. jurisdictions, including virtually every non_U.S. jurisdiction in which CTT currently offers its products. Failure to comply could subject CTT to lawsuits, fines, criminal penalties, statutory damages, adverse publicity, and other losses that could harm our business. Changes to existing laws or the passage of new laws intended to address these privacy and data protection and retention issues could directly affect the way CTT does business or could create uncertainty on the Internet. This could reduce demand for CTT’s inventory, increase the cost of doing business as a result of litigation costs or increased inventory or delivery costs, or otherwise harm CTT’s business.

17.	Security of online transactions via the Internet and any security breaches will have a negative impact on CTT’s business.

The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. CTT retains all pertinent data about a customer, including name, payment information, address, what they purchased, and credit card information. Many factors may cause compromises or breaches of security systems used by CTT and other Internet sites to protect proprietary information. A compromise of security on the Internet would materially negatively affect the use of the Internet for commerce and communications. This in turn would negatively affect CTT’s business. Circumvention of CTT’s security measures could result in misappropriation of its proprietary information or cause interruptions of CTT’s operations. Protecting against the threat of such security breaches may require CTT to expend significant amounts of capital and other resources. There can be no assurance that CTT’s security measures will prevent security breaches. Currently, CTT has no security features in place on its website, with the exception that CTT utilizes PayPal as a processor for credit cards.

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CTT does not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce CTT’s net revenues and its gross margin. CTT may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. If CTT is unable to detect or control credit card fraud, CTT’s liability for these transactions could negatively impact CTT’s business. To date, CTT has not been assessed any fines for chargebacks in the past, but chargebacks may arise in the future. CTT has taken measures to detect and reduce the risk of fraud, but these measures may not be effective. If these measures do not succeed, CTT’s business will suffer.

18.	CTT’s business will be adversely affected if the infrastructure of the Internet is unable to support demands placed on it by CTT’s business.

The success of commercial use of the Internet depends in large part upon the development and maintenance of the Internet’s infrastructure, including the development of complementary products such as various broadband technologies. The number of users of the Internet and the amount of traffic on the Internet have grown significantly and are expected to continue to grow, placing greater demands on the Internet's infrastructure. This infrastructure may not be able to support the demands placed on it by this continued growth without its performance or reliability being decreased. Any outages or delays in services could lower the level of Internet usage. In addition, the infrastructure and complementary products and services necessary to make the Internet a viable commercial marketplace may not develop. If usage of the Internet is curtailed due to infrastructure constraints or lack of complementary products, CTT expects an adverse impact on its business and revenues. Even if such infrastructure and complementary products and services do develop, there can be no guarantee that the Internet will become a viable commercial marketplace for products and services such as those offered by CTT.

Risks associated with this offering:

19.	This offering is on a best efforts basis with no minimum amount required to be raised and as a result CTT can accept your investment funds at anytime without any other investment funds being raised.

There is no minimum amount required to be raised before CTT can accept your investment funds. As the offering is based on a best effort with no stated minimum and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds. Once your investment funds have been accepted by CTT, there will be no obligation to return your investment funds even though no other investment funds are raised.

20.	No public trading market for CTT’s common stock may develop and as a result you may not be able to resell your stock.

There is currently no public market for the shares of common stock of CTT. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. There can be no assurance that a liquid public market on a stock exchange or quotation system will develop, or be sustained after the offering. The lack of a liquid public market will reduce your ability to divest an investment in CTT.

21.	If and when CTT’s shares of common stock are listed for trading, any sale of a significant amount of CTT’s shares of common stock into the public market may depress CTT’s stock price.

Amit Sankhala, the sole officer and director of CTT, currently owns 8,634,168 shares of common stock, which represent 78.4% of the 11,017,101 issued and outstanding shares of common stock of CTT. All of Mr. Sankhala’s shares are restricted from trading. Mr. Sankhala is not registering any of his shares for resale in this registration and none of his shares have been previously registered for resale by Mr. Sankhala as a selling shareholder. Currently, there are 1,227,933 shares of common stock of CTT that are freely tradeable. There are no shares that are subject to Rule 144. The remaining 9,789,168 shares of common stock are restricted from trading. If all the shares offered are subscribed for, there will be 13,517,101 shares of common stock outstanding, of which 4,882,933 will be free trading.

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If CTT’s shares of common stock are listed for trading, Mr. Sankhala may sell in the future, large amounts of common stock into the public market over relatively short periods of time subject to Rule 144. Any sale of a substantial amount of CTT’s common stock in the public market by Mr. Sankhala may adversely affect the market price of CTT’s common stock. Such sales could create public perception of difficulties or problems with CTT’s business and may depress CTT’s stock price.

22.
Because CTT’s sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be elected to the board of directors and you may not be able to elect any board member, which may lead to the entrenchment of management, and will also be able to impede or effect a change of control or a sale of assets.

Amit Sankhala, CTT’s sole director and officer, currently owns an aggregate 8,634,168 shares (78.4%) and has voting control of CTT. Holders of CTT’s shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of members of the board of directors, can elect all of the members to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of member to CTT’s board of directors. After the offering, assuming that all the shares offered are sold and that Mr. Sankhala does not acquire an interest in any of the offered shares, Mr. Sankhala will own 63.9% of the outstanding shares and will still have voting control of CTT. As a result, if Mr. Sankhala does not sell any of his shares, and regardless of the number of shares you may acquire, Mr. Sankhala will be able to set the number of directors to be elected and to elect all of the members of CTT’s board of directors, to control CTT’s business operations, and to entrench management.

Also, as a result of Mr. Sankhala having voting control of CTT, Mr. Sankhala has the ability to approve or defeat a change of voting control of CTT and to approve or reject any offer for the purchase and sale of CTT’s assets.

CTT is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of CTT or could impede a merger, consolidation, takeover or other business combination involving CTT or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of CTT.

23.	Subscribers to this offering will suffer immediate and substantial dilution.

Subscribers of the shares of common stock offered will suffer immediate and substantial dilution. As a result, you will pay a price per share that substantially exceeds the value of CTT’s assets after subtracting its liabilities. If all shares of the offering are subscribed for, the subscribers will contribute 55% of all subscription funds received by CTT since January 14, 2000, and 78% of all subscription funds received by CTT since May 17, 2004, but will own only 18.5% of the shares of common stock issued and outstanding. See “Dilution” on page 16 for more information.

24.	CTT does not expect to pay dividends in the foreseeable future.

CTT has never paid cash dividends on its shares of common stock and has no plans to do so in the foreseeable future. CTT intends to retain earnings, if any, to develop and expand its business operations.

25.	“Penny Stock” rules may make buying or selling CTT’s shares of common stock difficult, and severely limit the market and liquidity of the shares of common stock.

Trading in CTT’s shares of common stock is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. If and when CTT’s shares of common stock are listed for trading, it is likely that the shares will trigger and be subject to the “penny stock” rules. These rules govern how broker-dealers can deal with their clients and “penny stocks”. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in CTT’s securities, which could severely limit their market price and liquidity of CTT’s securities. See “Penny Stock rules” on page 46 for more details. The penny stock markets have suffered in recent years from fraud and abuse arising from one or a few broker dealers controlling the market for a security, high pressure sales tactics used by boiler room practices, manipulation of prices through pre-arranged transactions followed by a large volume sale by broker dealers, misleading information be disseminated, and excessive mark-ups and undisclosed bid-ask differentials by selling broker dealers.

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USE OF PROCEEDS

The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold. The offering is being made on a self-underwritten basis for a maximum of 2,500,000 shares of common stock. The offering price per shares is $0.10. The table below sets forth the use of proceeds if 20%, 40%, 60% and 100% of the offering is sold

	Gross offering proceeds
Shares sold	500,000	1,000,000	1,500,000	2,500,000
Gross proceeds	$50,000	$100,000	$150,000	$250,000
Offering expenses	$37,600	$37,600	$37,600	$37,600
Net proceeds	$12,400	$62,400	$112,400	$212,400
The net proceeds will be used as follows:
Project development	$8,400	$25,000	$50,000	$110,000
Marketing	$nil	$25,000	$40,000	$55,000
Debt repayment	$4,000	$10,000	$11,156	$11,156
Working capital	$nil	$2,400	$11,244	$36,244

The estimated offering expenses are comprised of: SEC filing fee - $100; transfer agent fees - $1,000; printing expenses - $500; EDGAR filing fees - $1,000; accounting and consulting fees - $10,000; and legal fees - $25,000. Even if the offering is fully subscribed for, CTT will not have sufficient finds to cover its anticipated costs during the next 12 months and CTT will have to raise additional funds either from equity offerings, debt offerings, or revenue generation.

Project development costs are comprised of website upgrades, server upgrades and unique online content. Unique online content will be media content such as ringtones or proprietary music that authorized users will be able to access via a secured password login. Also, these costs will include the costs incurred in developing and populating the website, expanding inventory and products on the website, and expanding the business operations.

Marketing costs are comprised of online marketing charges, bulk directed email marketing to authorized users, PDF catalog development, and some print marketing for the wholesale market, along with any costs incurred in the development and implementation of CTT’s marketing and advertising strategy.

Debt in the past has been comprised primarily of repayment to Amit Sankhala for a loan repayment and for expense reimbursements. Currently, CTT owes Mr. Sankhala $9,900 for funds that were loaned to CTT for the acquisition of its domain name and for the purchase of inventory, and $1,794 for expense reimbursements. CTT issued a promissory note to Mr. Sankhala for the $9,900 debt, which is unsecured, non-interest bearing and due on demand. The debt for the expense reimbursements is also due on demand, unsecured and non-interest bearing. CTT may use the proceeds from this offering to pay these debts.

If only a portion of the offering is completed, the funds will be prorated accordingly.

If CTT is only able to raise $12,400 in net proceeds, those proceeds will be used for project development and a partial repayment of debt discussed above.

If CTT is only able to raise $62,400 in net proceeds, those proceeds will be used for project development, marketing and a partial repayment of debt discussed above, with only $2,400 to be allocated to working capital.

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If CTT is only able to raise $112,400 in net proceeds, those proceeds will be used for project development, marketing and a partial repayment of debt discussed above, with only $11,244 to be allocated to working capital.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by CTT. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

CTT will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

Working capital is the cost related to operating CTT’s office. It is comprised of telephone service, mail, stationary, administrative salaries, accounting, acquisition of office equipment and supplies, which CTT has estimated at $12,000 for one year and expenses of filing reports with the SEC, which CTT has estimated at $20,000 for one year. Any remaining working capital will be used for such things as bulk quantity acquisitions of inventory.

CTT will not receive any proceeds from the sale of shares of CTT’s common stock being offered by the selling security holders. If CTT fails to sell sufficient shares of common stock to cover the expenses of this offering, CTT’s President, Amit Sankhala, has agreed to advance funds necessary to pay all offering expenses.

DETERMINATION OF OFFERING PRICE

There is no established market price for CTT’s common stock. CTT has arbitrarily determined the initial public offering price of the shares of common stock at $0.10 per share. CTT’s sole director considered several factors in such determination, including the following:

! prevailing market conditions, including the history and prospects for the industry in which CTT competes;
! CTT’s future prospects; and
! CTT’s capital structure.

Therefore, the public offering price of the shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. Additionally, because CTT has no significant operating history and has not generated any revenues to date, the price of its shares of common stock is not based on past earnings, nor is the price of the shares of common stock indicative of current market value for the assets owned by CTT. No valuation or appraisal has been prepared for CTT’s business and potential business expansion. You cannot be sure that a public market for any of CTT’s securities will develop and continue or that the shares of common stock will ever trade at a price higher than the offering price in this offering.

Based on the proposed offering price of $0.10 per share, CTT’s implied value is $1,351,710.

CTT is also registering for resale on behalf of selling security holders up to 2,382,933 shares of common stock. The shares of common stock offered for resale may be sold in a secondary offering by the selling security holders by means of this prospectus. The shares will be sold at a price of $0.10 per share. CTT will not participate in the resale of shares by selling security holders.

Holders

As at June 13, 2006, CTT had 11,017,101 shares of common stock issued and outstanding and 63 beneficial shareholders. There are no shares of preferred stock issued at this time.

Dividends

CTT has never paid cash dividends on its capital stock. CTT currently intends to retain any profits it earns to finance the growth and development of its business. CTT does not anticipate paying any cash dividends in the foreseeable future.

Page - 15

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of CTT’s arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by CTT’s existing stockholders.

As of March 31, 2006, the net tangible book value of CTT’s shares of common stock was a negative $68,695 or a ($0.01) per share based upon 11,017,101 shares outstanding.

Upon completion of this offering, if 2,500,000 shares are sold, the net tangible book value of the shares to be outstanding, will be $143,705 or approximately $0.01 per share. The net tangible book value of the shares held by CTT’s existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share. CTT’s existing shareholders will incur an increase of $0.02 per share in the net tangible book value, which will be entirely attributable to the cash received from purchasers in this offering.

Upon completion of this offering, if 1,500,000 shares are sold, the net tangible book value of the shares to be outstanding, will be $43,705 or approximately $0.00 per share. The net tangible book value of the shares held by CTT’s existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.00 per share. CTT’s existing shareholders will incur an increase of $0.01 per share in the net tangible book value, which will be entirely attributable to the cash received from purchasers in this offering.

Upon completion of this offering, if 1,000,000 shares are sold, the net tangible book value of the shares to be outstanding, will be a negative $6,295 or approximately $0.00 per share. The net tangible book value of the shares held by CTT’s existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.00 per share. CTT’s existing shareholders will incur an increase of $0.01 per share in the net tangible book value, which will be entirely attributable to the cash received from purchasers in this offering.

Upon completion of this offering, if 500,000 shares are sold, the net tangible book value of the shares to be outstanding, will be a negative $56,295 or approximately $0.00 per share. The net tangible book value of the shares held by CTT’s existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.00 per share. CTT’s existing shareholders will incur an increase of $0.01 per share in the net tangible book value, which will be entirely attributable to the cash received from purchasers in this offering.

After completion of this offering, if all of the 1,500,000 shares offered are sold, this will represent approximately 12.0% of the total number of shares then outstanding for which the subscribers will have made a cash investment of $150,000, or $0.10 per share. CTT’s existing stockholders will own approximately 88.0% of the total number of shares then outstanding, for which they have made contributions of cash totaling $203,747 or approximately $0.01 per share, of which $133,747 of these cash contributions were received Slabsdirect.com, Inc. from investors in that company, prior to the inception of CTT Distributors Ltd. on May 17, 2004 and the merger with CTT on January 7, 2005, and the remaining $70,000 cash contribution was received by CTT from subscribers on July 13, 2005.

After completion of this offering, if all of the 1,000,000 shares offered are sold, this will represent approximately 8.3% of the total number of shares then outstanding for which the subscribers will have made a cash investment of $100,000, or $0.10 per share. CTT’s existing stockholders will own approximately 91.7% of the total number of shares then outstanding, for which they have made contributions of cash totaling $203,747 or approximately $0.01 per share, of which $133,747 of these cash contributions were received Slabsdirect.com, Inc. from investors in that company, prior to the inception of CTT Distributors Ltd. on May 17, 2004 and the merger with CTT on January 7, 2005, and the remaining $70,000 cash contribution was received by CTT from subscribers on July 13, 2005.

After completion of this offering, if all of the 500,000 shares offered are sold, this will represent approximately 4.3% of the total number of shares then outstanding for which the subscribers will have made a cash investment of $50,000, or $0.10 per share. CTT’s existing stockholders will own approximately 95.7% of the total number of shares then outstanding, for which they have made contributions of cash totaling $203,747 or approximately $0.01 per share, of which $133,747 of these cash contributions were received Slabsdirect.com, Inc. from investors in that company, prior to the inception of CTT Distributors Ltd. on May 17, 2004 and the merger with CTT on January 7, 2005, and the remaining $70,000 cash contribution was received by CTT from subscribers on July 13, 2005.

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The following table compares the differences of a subscriber’s investment in CTT’s shares of common stock with the investment of its existing stockholders.

Existing stockholders if all 2,500,000 shares sold

Offering price per share	$0.10
Net tangible book value per share before offering	($0.01)
Net tangible book value after offering	$0.01
Increase to present stockholders in net tangible book value per share after offering	$0.02
Capital contributions	$ 250,000
Number of shares before the offering held by existing stockholders	11,017,101
Number of shares outstanding after offering	13,517,101
Percentage of existing stockholders’ ownership after offering	81.5%

Subscribers of shares in this offering if all 2,500,000 shares sold

Offering price per share	$0.10
Dilution per share	$0.09
Capital contributions	$ 250,000
Number of shares before the offering held by existing stockholders	11,017,101
Number of shares outstanding after the offering	13,517,101
Percentage of subscribers’ ownership after offering	18.5%

Subscribers of shares in this offering if only 1,500,000 shares sold

Offering price per share	$0.10
Dilution per share	$0.10
Capital contributions	$ 150,000
Number of shares before the offering held by existing stockholders	11,017,101
Number of shares outstanding after the offering	12,517,101
Percentage of subscribers’ ownership after offering	12.0%

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Subscribers of shares in this offering if only 1,000,000 shares sold

Offering price per share	$0.10
Dilution per share	$0.10
Capital contributions	$ 100,000
Number of shares before the offering held by existing stockholders	11,017,101
Number of shares outstanding after the offering	12,017,101
Percentage of subscribers’ ownership after offering	8.3%

Subscribers of shares in this offering if only 500,000 shares sold

Offering price per share	$0.10
Dilution per share	$0.10
Capital contributions	$ 50,000
Number of shares before the offering held by existing stockholders	11,017,101
Number of shares outstanding after the offering	11,517,101
Percentage of subscribers’ ownership after offering	4.3%

The shares offered for sale by the selling security holders are already issued and outstanding and, therefore, do not contribute to dilution.

PLAN OF DISTRIBUTION

CTT's Offering

CTT is offering up 2,500,000 shares of common stock on a self-underwritten basis. The offering price is $0.10 per share. There is no minimum number of shares of common stock that must be sold on behalf of CTT in order to accept funds and consummate investor purchases.

CTT will sell the shares in this offering through Amit Sankhala, its president and sole director. Mr. Sankhala will contact individuals and corporations with whom Mr. Sankhala has an existing or a pre-existing business or personal relationship and will attempt to sell them the shares being offered by CTT under this registration statement. Mr. Sankhala will not receive any commission from the sale of any shares. Mr. Sankhala will not register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer;

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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Mr. Sankhala is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. Mr. Sankhala is and will continue to be CTT’s president and its sole director at the end of the offering and has not been during the last twelve months, and is currently not, a broker/dealers or associated with a broker/dealers. Mr. Sankhala has not during the last twelve months and will not in the next twelve months offer or sell securities for another issuer.

Only after CTT’s registration statement is declared effective by the SEC, does CTT intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. CTT will not utilize the Internet to advertise its offering. Mr. Sankhala, on behalf of CTT, will also distribute the prospectus to potential investors at the meetings and to business associates and friends and relatives who are interested in CTT and a possible investment in the offering.

CTT intends to sell its shares inside the United States of America, Canada, the Phillippines and India, in jurisdictions where the sale of such shares is not prohibited and in compliance with the applicable laws of those jurisdictions. CTT will rely on the exemptions in those foreign jurisdictions that relate to or are similar to non-public offering exemptions and accredited investor exemptions.

Section 15(g) of the Exchange Act

CTT’s shares of common stock are covered by Section 15(g) of the Securities Exchange Act of 1934, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell CTT’s securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to CTT.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. It is likely that trading in CTT’s securities is subject to the “penny stock” rules, even though the rules do not apply to CTT in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares. See “Penny Stock rules” below on page 46 for more details.

Regulation M

CTT is subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed. See “Plan of Distribution” on page 23 below for more information.

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Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of six months. CTT may, at its discretion, extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by CTT.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1. complete, sign and deliver a subscription agreement, and

2. deliver a check or certified funds to “CTT International Distributors Inc.” for acceptance or rejection.

All checks for subscriptions must be made payable to “CTT International Distributors Inc.”.

Right to reject subscriptions

CTT has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by CTT to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after CTT receives them by contacting the subscriber via telephone. If CTT receives an offer on a Friday, CTT will confirm its acceptance or rejection of the subscription by telephone over the weekend to comply with the 48 hour commitment. Within 10 days of accepting a subscription CTT will deliver via courier to the subscriber a copy of the accepted and signed subscription agreement and a share certificate representing the shares subscribed for.

The following table sets forth the number of shares that may be offered for sale from time to time by the selling stockholders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling stockholders. None of the selling stockholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling stockholders had or have any material relationship with CTT.

Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Anna Liza Aman	150,000	150,000	0
John Barrington	20,000	20,000	0
Leonard P. Betz	1,600	1,600	0
Jagdeep Bhathal	20,000	20,000	0
James Bommarito	1,000	1,000	0
Vincent Bommarito	1,000	1,000	0
David Bremner	25,000	25,000	0
Nicholas Brown	25,000	25,000	0
Bruce Bruk	15,000	15,000	0
Karen Bruk (2)	15,000	15,000	0

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Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Steven Bruk (1)	450,000	450,000	0
Joseph F. Buck	1,000	1,000	0
Susan C. Buescher Revocable Trust (3)	1,000	1,000	0
Brian L. Clark	1,000	1,000	0
Michael R. Crimmins	1,000	1,000	0
Angelito Dela Cruz	120,000	120,000	0
Stipe Dizdar	20,000	20,000	0
Kerri Enns	19,000	19,000	0
Lynne Enns	9,000	9,000	0
Roy Enns	9,000	9,000	0
Taryn Enns	12,000	12,000	0
Linda Getz	312,500	312,500	0
Emirita Hernandez	125,000	125,000	0
James E. Hullverson, Jr.	1,000	1,000	0
James E. Hullverson, Sr.	1,000	1,000	0
Ali Hussain	26,000	26,000	0
Harry Joa	80,000	80,000	0
Cyrus Kashani	22,000	22,000	0
Annabelle Layugan	150,000	150,000	0
Robert Lee	25,000	25,000	0
Stephen M. Leshe	1,000	1,000	0
Kate MacLean	10,000	10,000	0
Gordon Moreland	17,000	17,000	0
Stuart Morrison	30,000	30,000	0
Katrina Mulberry	25,000	25,000	0
Michael Mulberry	25,833	25,833	0
Patrick Murphy	25,000	25,000	0
Richard Novis	100,000	100,000	0
Susan Novis	17,000	17,000	0
Tom Novis	13,000	13,000	0

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Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Roger Placke	1,000	1,000	0
Pero Plavsic	25,000	25,000	0
David Pottinger	30,000	30,000	0
Christopher L. Powers	1,000	1,000	0
Jessika Prasad	35,000	35,000	0
Ria Reyes	155,000	155,000	0
Susan Semeniw	25,000	25,000	0
Abid Shah	18,000	18,000	0
Michael Shevchenko	23,000	23,000	0
Chris Suntrup	1,500	1,500	0
Craig Suntrup	1,500	1,500	0
Bernard Szewcyzk	25,000	25,000	0
Joan Szewcyzk	25,000	25,000	0
Tina Vanderhadden	30,000	30,000	0
John T. Walsh	1,000	1,000	0
Thomas M. Walsh	1,000	1,000	0
Les Weinstein	20,000	20,000	0
Phyllis Weinstein	20,000	20,000	0
Scott Widham	1,000	1,000	0
Nina K. Wuestling & Richard Wuestling, IV TEN ENT (4)	1,000	1,000	0
Ninon Young	20,000	20,000	0
Total	2,382,933	2,382,933	0
(1) Mr. Bruk is the former sole director and the officer of CTT, who resigned as an officer and director in January 2005.
(2) Karen Bruk is the spouse of Steven Bruk, the former sole director and the officer of CTT.
(3) Susan Buescher controls the investment decision for this shareholder.
(4) Richard Wuestling IV controls the investment decision for this shareholder.

Of the total shares being offered by the selling stockholders, 1,227,933 shares of common stock were acquired by the selling stockholders in private placements with the former company, Slabsdirect.com, Inc. Next, 455,001 shares of common stock were acquired by the selling stockholders pursuant to the terms and conditions of a share exchange agreement dated December 29, 2004, with Slabsdirect.com, Inc. whereby Slabsdirect.com, Inc. agreed to issue 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of CTT Distributors Ltd. See Exhibit 10.1 – Share Exchange Agreement and “Recent Sale of Unregistered Securities” below for more details. Finally, the remaining 700,000 shares of common stock were acquired by the selling stockholders in a Reg S private placement with CTT.

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All shares are beneficially owned by the registered shareholders. The registered shareholders each have the sole voting and dispositive power over their shares. There are no voting trusts or pooling arrangements in existence and no group has been formed for the purpose of acquiring, voting or disposing of the security.

None of the selling stockholders are broker-dealers or affiliates of a broker-dealer. Some of the selling shareholders acquired their shares in a non-public offering that satisfied the provisions of Regulation D. Each of these selling stockholders also agreed, as set out in their respective subscription agreements and evidenced by the legend on their respective share certificates, that they could only resell these shares pursuant to a registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933.

Other selling stockholders acquired their shares in a non-public offering that satisfied the provisions of Regulations S. Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one (1) year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

Plan of Distribution

The fixed offering price will be $0.10 per share. This offering price will remain fixed until and unless CTT’s shares of common stock are quoted or listed on a specified market. Non-affiliate selling stockholders will make their resales at the fixed price until CTT’s shares of common stock are quoted or listed on a specified market. Affiliate selling stockholders will make their resales at the fixed price for the duration of the offering. The shares will not be sold in an underwritten public offering. If the fixed price changes, CTT will file a post-effective amendment reflecting the change.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:
• purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
• ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
• privately negotiated transactions.

CTT will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders.

Brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

CTT has filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling stockholders. There can be no assurance that the selling stockholders will sell any or all of their offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of CTT’s common stock offered by this prospectus may not simultaneously engage in market making activities with respect to CTT’s common stock during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of CTT’s common stock by the selling security holders.
Regulation M, and Rules 100 through 105 under Regulation M, govern the activities of issuers, underwriters, and other persons participating in a securities offering and contain provisions designed to eliminate the risks of illegal manipulation of the market price of securities by those persons.

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Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker_dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any of CTT’s shares of common stock that are subject to this Registration Statement for a period beginning on the later of five business days prior to the date of this Registration Statement or such time that such person becomes a selling stockholder, and ending on such person’s completion of participation in the distribution.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. Stabilize means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing, or maintaining the price of a security.

Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market_making activities with respect to the shares of common stock. Under applicable rules and regulations under the Securities Exchange Act of 1934 , any person engaged in the distribution of the shares of Common stock offered under this Registration Statement may not simultaneously engage in market making activities with respect to CTT’s shares of common stock for a period of two business days prior to the commencement of the distribution.

All of the foregoing may affect the marketability of CTT’s shares of common stock, including the shares offered under this Registration Statement, and the ability of any person or entity to engage in market_making activities with respect to the shares of common stock.

CTT has informed the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares CTT is registering by this Registration Statement, they are required to comply with Regulation M. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

It is strongly recommended that selling stockholders and distribution participants consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

CTT is not aware of any pending litigation or legal proceedings and none have been contemplated or threatened.

MANAGEMENT

Any director of CTT is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Any officer of CTT is appointed by the board of directors to a term of one year and serves until his successor is duly appointed and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of CTT’s sole officer and director is set forth below:

Name and Address	Age	Positions
Amit Sankhala Suite 203 6595 Willingdon Avenue Burnaby, British Columbia V5H 4E5 Canada	23
-  Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and sole member of
CTT’s board of directors
- President, secretary and sole member of the board of directors of CTT Distributors Ltd.

Background of sole officer and director

Amit Sankhala - sole director and officer - Since December 2004, Mr. Sankhala had been the sole director and officer of CTT. Mr. Sankhala is currently a Political Science student attending Simon Fraser University. In 2001, Mr. Sankhala developed an internet marketing strategy for a family-owned tour company, Dynamic Tours Pvt. Ltd., which is currently still operating. From May 2003 to July 2005, Mr. Sankhala was an employee of Tiger Ventures Inc. (formed in 2000), which oversaw operations of Dynamic Tours Pvt. Ltd. (formed in 1982) and Tiger Resorts Pvt. Ltd. (formed in 1989). Both of these companies are based in and operating from New Delhi, India and are family-owned businesses. Since 2003, Mr. Sankhala has been the Managing Director of Dynamic Tours Pvt. Ltd., which caters to wildlife, adventure and special interest tours in India, an organization which has two jungle lodges, located in Kanha National Park and Bandhavgarh National Park, which are both world renowned jungles for their tiger population.

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Conflicts of interest

CTT thinks that its sole officer may be subject to conflicts of interest because the sole officer may not be able to devote all his time to CTT’s operations. Mr. Sankhala devotes 40 hours a week to CTT’s operations. Mr. Sankhala has no other obligations that prevent him from devoting his full time to CTT’s operations, with the exception that Mr. Sankhala studies for his political degree for 10 hours per week.

Code of Ethics

CTT has adopted a code of ethics that applies to all its executive officers and employees, including its CEO and CFO. A copy of CTT’s adopted code of ethics is attached to this registration statement. See Exhibit 99.3 – Code of Ethics for more information. Also, CTT’s code of ethics has been posted on its website at www.cheaperthanthem.com. CTT undertakes to provide any person with a copy of its code of ethics free of charge. Please contact Amit Sankhala at 604-733-2600 to request a copy of CTT’s code of ethics. Amit Sankhala believes CTT’s code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. However, Mr. Sankhala is currently the sole officer and director of CTT and also the sole compliance officer to oversee compliance with the Code of Ethics. As a result, Mr. Sankhala is in a conflict of interest when it comes to overseeing compliance of CTT’s Code of Ethics.

EXECUTIVE COMPENSATION

Compensation was paid to CTT’s sole executive officer and director as follows:

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SAR’s (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Amit Sankhala CEO, CFO, President, Secretary, Treasurer, and Director Jan 2005 to present	2005 2004 2003	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a
Steven Bruk CEO, CFO, President, Secretary, Treasurer, and Director Jan 2000 to Jan 2005	2005 2004 2003	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil

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Currently, there are no arrangements between CTT and Amit Sankhala as its sole director or between CTT Distributors Ltd. and Mr. Sankhala as its sole directors whereby Mr. Sankhala is compensated for any services provided as directors. Also, Mr. Sankhala does not receive any management fees from CTT at this time.

Indemnification

The Delaware General Corporation Law permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Part VIII of CTT’s By-laws provides that CTT may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in CTT’s best interest and has satisfied the applicable standard of conduct required to be satisfied under the Delaware General Corporation Law. CTT may advance expenses incurred in defending a proceeding, but only upon receipt by CTT of an undertaking, by or on behalf of such director, officer, employee, or agent, to repay all amounts so advanced unless it will ultimately be determined that such person is entitled to be indemnified under the By-laws or otherwise. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, CTT must indemnify him against all expenses incurred, including attorney’s fees. CTT will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was specifically authorized by the board of directors of CTT. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to directors or officers under Delaware law, CTT is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Transactions

No member of management, executive officer or security holder has had any direct or indirect interest in any transaction to which CTT was a party to, except for the following:

On December 29, 2004, CTT (formerly known as Slabsdirect.com, Inc.) entered into a share exchange agreement with CTT Distributors Ltd. and the shareholders of CTT Distributors Ltd. Under the terms of the share exchange agreement, CTT acquired 100% of CTT Distributors Ltd.’s stock from the shareholders of CTT Distributors Ltd. in exchange for the issuance by CTT of 455,001 shares of common stock to the shareholders of CTT Distributors Ltd. As a result of the transaction, CTT Distributors Ltd. became a wholly_owned subsidiary of CTT.

Subsequent to the closing of the share exchange agreement, CTT entered into a stock purchase agreement dated December 29, 2004 with Steven Bruk, the former sole director and officer of CTT, whereby in consideration for the return of 450,000 shares of common stock of CTT and the forgiveness of $15,000 in debt owed to Mr. Bruk, CTT sold 100% of its interest in Slabsdirect.com Online (B.C.) Ltd., a wholly_owned subsidiary of CTT, to Mr. Bruk. The 450,000 shares of common stock were returned to treasury. Mr. Sankhala approved the sale of CTT’s interest in Slabsdirect.com Online (BC) Ltd. as CTT has been unsuccessful in developing the business of Slabsdirect.com Online (BC) Ltd. CTT did not seek an independent appraisal of the value of Slabsdirect.com Online (BC) Ltd. prior to reaching the agreement with Mr. Bruk. Mr. Sankhala believed that it was in the best interest of CTT to focus on the development of the business of CTT. See Exhibit 10.2 - Stock Purchase Agreement for more details.

Also, on December 29, 2004, Amit Sankhala and Steven Burk entered into a stock purchase agreement whereby Mr. Bruk sold 8,634,167 shares of common stock pursuant to the terms and conditions of that agreement. Mr. Sankhala paid $25,000 to Mr. Bruk for the purchase of the shares. See Exhibit 10.3 - Stock Purchase Agreement for more details.

Transactions with Promoters

Amit Sankhala is the sole promoter of CTT. Mr. Sankhala is the only person who has taken an initiative in founding and organizing CTT’s business. Mr. Sankhala has not received anything of value from CTT, nor is Mr. Sankhala entitled to receive anything of value from CTT, for services provided as a promoter. However, if sufficient proceeds are raised in CTT’s offering, Mr. Sankhala may receive payment in the amount of $11,694 for outstanding debts owed to him. This debt arose from CTT issuing to Mr. Sankhala a demand note in the amount of $9,900 and CTT also owes $1,794 to Mr. Sankhala for expense reimbursements, both of which are non-interest bearing, unsecured and due on demand.

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PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares of common stock owned beneficially by Amit Sankhala, the sole director, officer and key employee, individually and as a group, and the present owners of 5% or more of CTT’s total outstanding shares. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of class	Name and address of beneficial owner	Number of shares beneficially owned (1)	Percent of class (2)
Shares of common stock	Amit Sankhala Suite 203 6595 Willingdon Avenue Burnaby, British Columbia V5H 4E5 Canada	8,634,168	78.4%
	All officers and directors as a group (1 person)	8,634,168	78.4%

(1)  The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Form SB-2 from options, warrants, rights, conversion privileges or similar obligations.
(2)  Based on 11,017,101 shares of common stock issued and outstanding as of the date of this Form SB-2.

DESCRIPTION OF SECURITIES

CTT’s authorized capital stock consists of 30 million shares of common stock with a par value $0.0001 per share and five million shares of preferred stock with a par value of $0.0001 per share.

No shareholder approval is required for the issuance of CTT’s securities, including shares of common stock, shares of preferred stock, stock options and share purchase warrants.

As provided by Section 3 of Article V of the Bylaws of CTT, all transfers of shares require the written approval of the board of directors before being made effective only if CTT is not reporting with the United States Securities & Exchange Commission or becomes a non-reporting issuer. Currently, CTT is reporting with the United States Securities & Exchange Commission and this section of the Bylaws currently does not apply and there are no transfer restrictions imposed by CTT, except in accordance with the applicable laws and regulations as discussed below.

Also, both Article V(c) 3. of the Articles of CTT and Section 2 of Article V of the Bylaws of CTT provide that the directors may restrict the transfer of shares by (1) giving CTT or any stockholder first right of refusal to purchase the stock, (2) making the stock redeemable, and (3) restricting the transfer under such terms and conditions as the directors deem necessary and as are not inconsistent with CTT’s Certificate of Incorporation and the applicable laws. As a result, the directors currently have the ability to delay, defer, or prevent a change of control. The directors can restrict the transfer of shares at their discretion. For instance, the directors will restrict the transfer of shares in compliance with the rules and regulations of the United States Securities & Exchange Commission such as Rule 144 and will have a restrictive trading legend placed on share certificates. Also, the directors will restrict the transfer of share if the shares have not been fully paid for or if there is a dispute as to who the owner of the shares is.

CTT’s Certificate of Incorporation and By-laws and the applicable statutes of the State of Delaware provide a more complete description of the rights and liabilities of holders of CTT’s capital stock. Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the Delaware General Corporation Law and CTT’s By-laws.

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Common stock

The holders of CTT’s common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by CTT’s board of directors;
•	are entitled to share ratably in all of CTT’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of CTT’s affairs;
•	do not have preemptive, subscription or conversion rights;
•	do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;
•
may be restricted from transferring the shares by the board of directors by giving CTT or the holder a first right of refusal to purchase the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the board of directors may deem necessary and as are not inconsistent with the laws of the State of Delaware; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.

Non-cumulative voting

Holders of shares of CTT’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of CTT’s directors.

Cash dividends

As of the date of this prospectus, CTT has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of CTT’s board of directors and will depend upon CTT’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions. It is CTT’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

Preferred Stock

No shares of preferred stock are currently issued and outstanding.

CTT’s Certificate of Incorporation provides that its board of directors has the authority to fix by resolution the designations, powers, rights, preferences, qualifications, restrictions, and limitations of the preferred stock. As CTT’s board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of CTT. The relative rights and privileges of holders of common stock may be adversely affected by the rights of holders of any series of preferred stock that CTT may designate and issue in the future.

DESCRIPTION OF BUSINESS

General

CTT International Distributors Inc. (“CTT”) is a holding company merged under the laws of the State of Delaware on January 7, 2005. CTT was formed by the merger of Slabsdirect.com, Inc. and CTT International Distributors Inc. Slabsdirect.com, Inc. was incorporated under the laws of the State of Delaware on January 14, 2000. CTT International Distributors Inc. was incorporated under the laws of the State of Delaware on November 1, 2004. As part of the merger, the Articles of Slabsdirect.com, Inc. were adopted as the Articles of CTT.

CTT has one subsidiary, CTT Distributors Ltd., which is the operating company and was incorporated under the laws of the Province of British Columbia on May 17, 2004. CTT Distributors Ltd. is a wholly-owned subsidiary of CTT.

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Pursuant to a share exchange agreement dated December 29, 2004, Slabsdirect.com, Inc. agreed to issue 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of CTT Distributors Ltd. The acquisition was considered a reverse acquisition for accounting and financial reporting purposes. See Exhibit 10.1 – Share Exchange Agreement for more details.

Prior to the acquisition of CTT Distributors Ltd., Slabdirect.com, Inc.’s sole asset consisted of ownership of a 100% interest in the issued and outstanding capital stock of Slabsdirect.com Online (BC) Ltd., a company incorporated in the Province of British Columbia, Canada. Slabsdirect.com Online (BC) Ltd. has been unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. Slabsdirect.com, Inc. disposed of its interest in Slabsdirect.com Online (BC) Ltd. to the former president of Slabsdirect.com, Inc. pursuant to the stock purchase agreement dated December 29, 2004. See Exhibit 10.2 – Stock Purchase Agreement for more details.

CTT maintains its statutory registered agent’s office at 3511 Silverside Road, Suite 105, Wilmington, Delaware and its business office is located at Suite 305 - South Tower, 5811 Cooney Road, Richmond, British Columbia, V6X 3M1, Canada. CTT’s office telephone number is (604) 733-2600.

CTT is in the e-commerce business and provides non-branded computer and electronic merchandise at discount prices to the internet consumer through its website www.cheaperthanthem.com. The website was designed and is maintained by CTT’s sole officer and director, Amit Sankhala. Mr. Sankhala does not charge CTT for maintaining the website. The website is hosted by Ezyra E-Business services, an unrelated party, which charges CTT an annual fee of $372 to host the website.

Products and Services

CTT has a direct business, in which it buys and takes possession of excess electronic and computer inventory for resale (the “Direct Business”). In addition, CTT has a fulfillment business associate, in which CTT facilitates the sale of merchandise of other retailers, cataloguers or manufacturers (collectively “Fulfillment Associates”) through the website (the “Fulfillment Business”).

For both the Direct Business and Fulfillment Business, CTT has developed a consumer and a wholesaler sales channel. Therefore, CTT’s business consists primarily of four combinations of these components: direct consumer, direct wholesaler, fulfillment business consumer and fulfillment business wholesaler. Wholesale purchases make up over 80% of CTT’s revenues to date. Direct sales to consumers are 20%. Retail goods are marked up by a margin of 50% and higher. Wholesale customers are charged 10-20% above cost depending on the volumes they order. There is no wholesaler agreement that CTT uses as sales are strictly volume based. CTT currently serves four wholesale clients.

CTT utilizes the Internet to create a more efficient market for liquidation computer and electronic merchandise. CTT provides consumers and businesses with quick and convenient access to non-branded computer and electronic merchandise at discount prices.

The security measures taken by CTT include only allowing Amit Sankhala, the president of the CTT, access to the confidential data and access to CTT’s server via secured password. Also, none of the confidential payment information is accessible via the Website as it is e-mailed or faxed directly to CTT, and it is kept in a locked cabinet, which only Mr. Sankhala has access to. CTT does retain credit card information on the order forms for a period of six months, after which the information is shredded.

CTT’s sales have come from the United States and Canada. The majority of CTT’s retail sales are from the United States off CTT’s website. The majority of the wholesale sales are in Canada. Sales from the United States account for 25% and sales from Canada account for 75%.

CTT’s objective is to leverage the Internet to become the dominant closeout solution for holders of non-branded computer and electronic merchandise. CTT is pursuing this objective through the following key strategies:

! CTT intends to source its products from lower cost jurisdictions, primarily in Asia.
! CTT offers a 30-day money back guarantee on all products. Customers pay for shipping on purchases and returns. If returned, the item is checked for damage and repackaged if sound.
! Management believes that by utilizing targeted online campaigns such as banner ad and e-mail campaigns, the results of which CTT is able to quantify, it will be able to keep its per customer acquisition costs low.
! Management believes it offers its wholesale customers a compelling opportunity for purchasing bulk inventory online at low prices with high-quality service.

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Management believes that closeout electronic and computer merchandise is typically available in inconsistent quantities and prices and often is only available to consumers after it has been purchased and resold by disparate liquidation wholesalers. Management believes that the traditional liquidation market for computer and electronic products is therefore characterized by fragmented supply and fragmented demand. CTT is utilizing the Internet to aggregate both supply and demand and create a more efficient market for liquidation of electronic and computer merchandise. Although CTT currently only offers MP3 players and MP3 accessories, it intends to expand its products to include other computer and electronic products after it has raised sufficient funds to do so. CTT cannot provide any guarantees of its ability to raise financing.

Direct Business

CTT’s Direct Business involves buying and taking possession of inventory for resale. CTT currently offers MP3 players and an FM transmitter accessory for MP3 players on the website. CTT intends to become an online retailer offering various discount, non-branded electronic and computer merchandise for sale over the Internet. CTT will offer its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. CTT expects to add new, limited inventory products to the website in order to create an atmosphere that encourages customers to visit frequently and purchase products before its inventory sells out.

CTT sources merchandise from Mr. Sankhala’s frequent trips to Asia. CTT’s three suppliers are currently from Taiwan and China. The Taiwanese suppliers have the factories in China. CTT currently uses LTP Tech because they have an office in Richmond, British Columbia which is close to CTT’s office. CTT has other suppliers but has not elected to purchase from them until CTT has the demand for those products. CTT’s supply agreements are simply purchase orders to the supplier. There are no contractual obligations, the higher the volume purchased, the lower CTT’s costs. CTT holds merchandise for usually 90 days. CTT has the right to return defective merchandise within a one year period. CTT does not offer any extended warranties on products.

Fulfillment Business

CTT also has a Fulfillment Business where CTT sells merchandise of Fulfillment Associates through the website. CTT manages the orders collected for the Fulfillment Associates through the website and forwards the orders on to the Fulfillment Associate, who then fills the order. The Fulfillment Associates perform essentially the same operations as a warehouse: order picking and shipping. From a customer’s point of view, shipping from CTT or from the warehouse of one of these Fulfillment Associates is indistinguishable. CTT also utilizes a secured warehouse of one of its Fulfillment Associates located at Unit 110, 4471 - #6 Road, Richmond, British Columbia.

CTT currently has a business relationship with three Fulfillment Associates. The three Fulfillment Associates are RJTech, Inc., LTP Tech and Shian Wang. In the fulfillment component of its business, CTT does not physically handle the merchandise it sells for the Fulfillment Associates, as the merchandise was shipped directly by them. The Fulfillment Associate also handles all customer returns.

Manufacturers and retailers traditionally hold inventory to buffer against uncertain demand within their normal, “inline” sales channels. Inline sales channels are manufacturers’ primary distribution channels, which are characterized by regularly placed orders by established retailers at or near wholesale prices. In recent years, several dynamics have shifted inventory risk from retailers to manufacturers, including:

! dominant retailers insist on just-in-time deliveries from manufacturers;
! dominant retailers often cancel orders mid-production and return unsold merchandise;
! style, color, or model changes can quickly turn inventory into closeout merchandise;
! incorrect estimates of consumer demand that can lead to overproduction; and
! changes in a retailer financial situation or strategy results in cancelled orders.

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The disposal of excess, or overstock, inventory represents a substantial burden for many manufacturers. Manufacturers seek to avoid liquidating through traditional retail channels where the manufacturer’s discounted products may be sold alongside other full-price products. This can result in weaker pricing and decreased brand strength, and is known as channel conflict or sales channel pollution. As a result, many manufacturers turn to liquidation wholesalers and discount retailers. These liquidation channels provide manufacturers limited control of distribution and are, management believes, unreliable and expensive to manage when compared with their inline channels.

Fulfillment Business differs from Direct Business in that CTT remits payment to its Fulfillment Associates by company check on industry standard terms of 2% on 30 days. Margins for the Fulfillment Business are lower than the Direct Business.

Distribution of Products and Services

When customers place orders on the website, orders are fulfilled either by a Fulfillment Associate or directly from CTT’s supplier’s warehouse located in Richmond, British Columbia. CTT’s merchandise is stored at CTT’s supplier’s secured warehouse, which is insured and secured. They charge CTT $0.05 cents per unit for storage and insurance that they sell CTT. This saves CTT the expense of storing the merchandise itself.

CTT monitors both sources for accurate order fulfillment and timely shipment. Through the website, orders are relayed to the warehouse management system throughout each day, and the warehouse management system in turn confirms to the shipment of each order. CTT advertises a standard of shipping within two business days of order placement, but most orders ship within one business day. As a general policy, CTT requires verification of receipt of payment or credit card authorization before it ships products to consumers or wholesale purchasers. CTT currently charges $10.00 for basic ground shipping, but customers can choose from various expedited shipping services at their expense. CTT offers a 30-day money back guarantee on all products. Customers pay for shipping on both purchases and returns. If returned, the item is checked for damage and repackaged if sound. The manufacturer is responsible for all defective merchandise for one year. Customers e-mail CTT and CTT responds as such. CTT endeavors to respond within 5 business hours of receiving an e-mail from a customer.

Market

The primary and initial target market for CTT’s products is currently males between the ages of 21 and 45, who desire the best quality electronic products for their entertainment. These consumers tend to have a high level of product knowledge and usually know specifically what they are searching for. Currently it is a challenge for them to access high-performance but inexpensive electronic products and components that are manufactured in Asia.

Secondly, once CTT has the capital to do so, CTT intends to also cater to the impulse purchaser by providing an entertaining website focusing on lifestyle fulfillment, not merely the fulfillment end of a warehouse type environment.

Thirdly, as a part of CTT’s marketing plan and subject to the availability of capital, CTT intends to develop strategic Internet alliances with several companies that are offering e-engine software that will assist CTT in operating an online e-commerce site. CTT is currently in the process of creating relationships with the webmasters of various strategic sites on the Internet in order to drive traffic and sales on the website. These relationships may include reciprocal hyperlinks, banner ads or profiles on these sites.

Fourthly, CTT plans to target more Fulfillment Associates and create a business relationship with those Fulfillment Associates. Despite the challenges encountered by manufacturers in the liquidation market, the proliferation of outlet malls, wholesale clubs and discount chains is evidence of the strong level of consumer demand for discount and closeout merchandise. However, consumers face several difficulties in shopping for closeout and overstock merchandise. For example, many traditional merchandise liquidation outlets are located in remote locations and have limited shopping hours, which management believes makes shopping burdensome and infrequent for many consumers. In addition, the space available in a traditional merchandise liquidation outlet constrains the number of products that a traditional merchandise liquidation outlet can offer at any given time.

However, management believes that the market for online liquidation is still early in its development and is characterized by only a large number of competitors, some of which utilize an auction model to price their goods. Furthermore, management believes that there are no dominant companies in the online liquidation market, and many of the companies that do offer overstock or liquidation merchandise are focused on single product lines.

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Lastly, small retailers are under competitive pressure from large national retailers. Small retailers generally do not have purchasing leverage with manufacturers; consequently, they are more likely to pay full wholesale prices and are more likely to receive inferior service. Management believes that small retailers generally do not have access to the liquidation market because liquidation wholesalers are most often interested in liquidating large volumes of merchandise, rather than the small quantities appropriate for small, local retailers.

Principal Suppliers

CTT is not dependent on any single supplier for its products. CTT’s products are supplied by a variety of manufactures, liquidation wholesalers, and Fulfillment Associates. CTT currently utilizes three Fulfillment Associates because of choice and relationship to CTT and product mix. The three Fulfillment Associates are RJTech, Inc., LTP Tech and Shian Wang.

CTT is not reliant on any one supplier. CTT sources its products from China and utilizes LTP Tech in North America as its only supplier. CTT elects not to use other suppliers as LTP Tech is able to supply the products that CTT requires at this time and LTP Tech offers CTT the best price points. CTT has dozens of other suppliers that it could utilize, if needed.

CTT has three manufacturer relationships and two liquidator relationships that it maintains. Mr. Sankhala frequently travels to Asia where he meets with manufacturers and liquidators in Hong Kong. There are no exclusivity contracts with any supplier or liquidator. Suppliers tend to be external agents of electronic products, manufacturers are companies that CTT goes direct to for product cutting out the agents, and liquidators are usually those individuals who purchase excess stock and inventory at a steep discount to the retail and then liquidate that inventory to companies like CTT. The manufacturers and liquidators are related to both CTT’s wholesale and direct business.

Technology and Intellectual Property

CTT uses its internally developed website and the services of Telus Communications to obtain connectivity to the Internet at a cost of CDN$43 per month. There is no connectivity agreement or license with Telus Communications. Telus Communications is providing a simple business service. CTT currently stores its data on an Access database cluster using Dell server system computer hardware. Currently, CTT uses two Dell servers for the website, which are connected to its database.

CTT regards its domain name and website as critical to its success. CTT relies on the standard preventive measures offered by Telus Communications to its business clients to establish and protect its proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use CTT’s intellectual property without authorization. In addition, CTT cannot assure you that others will not independently develop similar intellectual property.

From time to time, CTT may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by CTT. These types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require CTT to change its business practices in expensive ways. In addition, litigation could result in interpretations of the law that require CTT to change its business practices or otherwise increase its costs. Currently, CTT does not have any insurance coverage for any potential liabilities. In the future, if it is affordable, CTT may obtain general liability insurance.

Also, third parties may recruit CTT contractors who have had access to CTT’s proprietary technologies, processes and operations. These recruiting efforts expose CTT to the risk that such employees will misappropriate CTT intellectual property.

Additional litigation may be necessary in the future to enforce CTT’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm CTT’s business.

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Competition

CTT’s products and services compete with other online retailers and traditional liquidation brokers, some of which may specifically adopt CTT’s methods and target its customers. CTT currently competes with a variety of companies that can be divided into several broad categories:

! online liquidation retailers such as Overstock.com;
! online retailers with discount departments such as Amazon.com, Inc., eBay, Inc. and Buy.com, Inc.; and
! traditional retailers and liquidators such as Sears Inc., Walmart Stores, Inc. and Best Buy Inc.

CTT also face potential competition from Internet companies not yet focused on the liquidation market, and from retail companies not yet operating online. CTT is unable to anticipate which other companies are likely to offer services in the future that will compete with the services it provides.

In addition, many of CTT’s current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than CTT, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of CTT’s competitors could enter into exclusive distribution arrangements with CTT vendors and deny CTT access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their web site and systems development than CTT. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on CTT. CTT cannot assure you that it will be able to compete successfully against current and future competitors or address increased competitive pressures.

The online liquidation services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new web sites at relatively low cost. CTT believe that competition in the online liquidation market is based predominantly on (1) price, (2), product quality and selection, (3) shopping convenience, and (4) customer service.

CTT provides manufacturers of electronic and computer products with a one-stop liquidation channel to sell both large and small quantities of excess and closeout inventory without disrupting sales through traditional channels. Key advantages for manufacturers liquidating their excess inventory through CTT include:

! Resolution of channel conflict. Channel conflicts arise when a manufacturer’s excess inventory is sold through the same channel as their other product offerings. Since excess inventory is usually sold at a discount, sales of the manufacturer’s other product offerings may be impacted as a consumer in a retail store may opt for the excess product or become confused by the pricing and model discrepancies. By using CTT, management believes manufacturers have an alternative and independent channel where they can sell excess inventory without the fear of hindering the sale of their other products.
! Single point of distribution. Manufacturers often use multiple liquidation sources to clear their excess inventory. Multiple sources create additional logistics issues that they would rather avoid. By using CTT, manufacturers have a single source for the distribution of excess inventory.
! Improved control of distribution. By using CTT, manufacturers can monitor what kind of customer, whether individual consumer or small retailer, ultimately purchases their merchandise. In addition, a manufacturer can request that its products be offered in only one of its sales channels in order to avoid sales channel pollution.
! Improved transaction experience. By having a reliable inventory clearing channel, manufacturers are able to more quickly and easily dispense of their excess merchandise.

However, some key disadvantages for manufacturers liquidating their excess inventory through CTT include manufacturers may not want to work with CTT due to its limited operating history, resources and CTT’s only officer’s lack of experience in the sector.

CTT also offers consumers a compelling alternative for bargain shopping. Key advantages for consumers include convenient access on a secure site and responsive customer care. CTT has developed a secure e-commerce site that has industry standard encryption, but has elected to use PayPal as a processor for credit cards for ease of transaction. CTT also offers small businesses and retailers a compelling method for obtaining products for resale. CTT believes that small businesses and retailers can secure lower prices and better service through CTT than they typically receive from manufacturers or other distributors. Management believes CTT is able to offer these advantages because, unlike many small businesses and retailers, CTT will have the ability to access the liquidation market to buy merchandise in bulk quantities for which it often receives volume-based price discounts provided CTT has sufficient working capital to make these type of acquisitions. Accordingly, CTT has designed it shipping and receiving operations with the flexibility to accommodate both the receipt of large shipments of inventory purchases, and the distribution of bulk loads to its small business customers. CTT receives all shipments to its Fulfillment Associate and manufacturer in Richmond, British Columbia. As stated, this supplier has secured warehouse facilities and as such CTT has no logistical issues. CTT’s products are small in size and as such 100 units can fit into a four square foot box. The largest order that CTT received and shipped to date was its FM receiver line where 500 units were received and 400 units were shipped.

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Regulations

CTT is subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e_commerce. Currently, other than business and operations licenses applicable to most commercial ventures and the standard consumer protection laws, CTT is not required to comply with any extraordinary regulations for its business operations. As a result of doing business through the Internet in many jurisdictions, CTT must comply with many laws and regulations that deal with taxation, advertising, consumer protection, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, broadband residential Internet access, and the characteristics and quality of products and services.

CTT is subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm CTT’s business. For example, United States and foreign laws regulate CTT’s ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws was adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. T hose laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN_SPAM Act of 2003, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm CTT’s business, results of operation and financial condition.

However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on CTT and its business operations. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on CTT’s business and add additional costs to CTT’s business operations.

Currently, CTT only operates in British Columbia and has no nexus to any State. Accordingly, CTT is not required to collect or remit any tax on its transactions with consumers, with the exception of the 7% sales tax charged to British Columbia consumers and the 7% goods and service tax charged to consumers residing in Canada.

Websites are not currently subject to direct federal laws or regulations applicable to access, content or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:
! user privacy
! freedom of expression
! pricing
! content and quality of products and services
! taxation
! advertising
! intellectual property rights
! information security

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The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for CTT’s products and services, increase the cost of doing business, or in some other manner have a negative impact on CTT’s business, financial condition and operating results. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of CTT’s business operations. Currently, CTT does not “spam” and there are no laws or regulations governing Internet advertising that have a negative impact on CTT’s business.

Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet.

Finally, CTT has adopted a code of ethics (the “Code”) that is applicable to every officer, director, employee and consultant of the company and its affiliates. The Code reaffirms the high standards of business conduct required of all employees. The Code is part of CTT’s continuing efforts to (1) ensure that it complies with all applicable laws, (2) have an effective program in place to prevent and detect violations of law, and (3) educate and train its employees to be aware and understand ethical business practices. In most circumstances, the Code sets standards that are higher than the law requires.

Employees and Employment Agreements

Currently, CTT has no employees and CTT does not intends to hire third party independent contractors to provide services to CTT. Mr. Sankhala, the sole officer and director, is responsible for all the business operations of CTT. Mr. Sanhkala’s duties include website maintenance, all corporate governance, order processing and shipping, and all other business tasks related to the products and to CTT.

At present, CTT’s sole officer and director does not have an employment agreement with CTT. CTT presently does not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, CTT may adopt plans in the future. There are presently no personal benefits available to any employees.

CTT has also adopted eight corporate values to provide a framework for all employees in conducting themselves in their jobs. These values are not intended to substitute for the Code, but will serve as guidelines in helping the employees to conduct CTT’s business in accordance with the Code.

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The Code is not intended to cover every possible situation in which an employee may find himself or herself. It is meant to give each employee the boundaries within which CTT expects each employee to conduct himself or herself while representing CTT. An employee may find himself or herself in a situation where there is no clear guidance given by the Code. If that occurs, return to the objective stated below: common sense, good judgment, high ethical standards and integrity, and refer to CTT’s values. In addition, there are many resources upon which an employee may rely, including the president.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect CTT’s current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or CTT’s predictions.

Overview

CTT is a start-up, development stage company and has not generated any significant revenues from its e-commerce business operations.

CTT was incorporated under the laws of the State of Delaware on January 14, 2000 as Slabsdirect.com, Inc. On January 7, 2005, the former sole director and officer of CTT resigned and the current sole director and officer, Amit Sankhala was appointed. Until January 7, 2005, Slabsdirect.com, Inc. was an online auction marketplace for natural stone products, equipment and related items with no operations, no revenues, no financial backing and few assets. On January 7, 2005, CTT merged with Slabsdirect.com, Inc. and became the parent company to CTT Distributors Ltd.

On December 29, 2004, Slabsdirect.com, Inc. agreed to issue 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of CTT Distributors Ltd. See Exhibit 10.1 – Share Exchange Agreement for more details. The acquisition was considered a reverse acquisition for accounting and financial reporting purposes. The consolidated financial statements include the accounts of CTT since the reverse merger (December 29, 2004) and the historical accounts of CTT Distributors Ltd. since the date of its inception, May 17, 2004. All significant intercompany balances and transfers have been eliminated in consolidation.

Prior to the acquisition of CTT Distributors Ltd., Slabdirect.com, Inc.’s sole asset consisted of ownership of a 100% interest in the issued and outstanding capital stock of Slabsdirect.com Online (BC) Ltd., a company incorporated in the Province of British Columbia, Canada. SlabsOnline has been unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. CTT disposed of its interest in Slabsdirect.com Online (BC) Ltd. to the former president of Slabsdirect.com, Inc. pursuant to the stock purchase agreement dated December 29, 2004. See Exhibit 10.2 – Stock Purchase Agreement for more details.

In the past fiscal year, CTT focused its efforts on the e-commerce operations of its business, including the development of the website and its strategic alliances for marketing. There can be no assurances that the minimum required equity or other financing will be available, or available on terms acceptable to CTT.

During the next 12 months, CTT has no current plan to (1) buy any specific additional plant or equipment, (2) conduct any significant research or development activities, or (3) to hire any employees, other than what will be required as part of CTT’s plan of operation. See “Plan of Operation” below for more information. Other than as described in this section, CTT has no other financing plans.

Financial Condition

CTT is a development stage company and CTT’s ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations. This means that CTT’s auditors believe there is substantial doubt that CTT can continue as an on-going business for the next twelve months unless CTT obtains additional capital to pay its bills. CTT’s auditors’ report on its 2005 financial statements contained an explanatory paragraph that states that due to recurring losses since inception and negative cash flows substantial doubt exists as to CTT’s ability to continue as a going concern. Accordingly, CTT’s financial statements contained in this prospectus have been prepared on a going concern basis, which assumes that CTT will be able to realize its assets and discharge its obligations in the normal course of business. CTT incurred net losses for the period from inception of May 17, 2004 to March 31, 2006 of $143,071.

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CTT had net loss of $13,335 during the three month period ended March 31, 2006. As of March 31, 2006, CTT had a cash balance of $12,268, accounts receivable of $5,025, prepaid expenses of $484, and inventory of $177, and an intangible asset relating to the website of $1,406, representing the costs of designing the website of $2,500, net of accumulated amortization of $1,094. CTT’s liabilities on March 31, 2006 totalled $86,649, consisting of $41,439 in accounts payable and $24,780 in accrued liabilities, $11,694 due to related parties and $8,736 in notes payable. Accounts payable of $41,439 consisted of $11,985 for accounting and audit fees, $27,969 for legal costs, $544 for inventory, and $941 for other miscellaneous administrative costs. Accrued liabilities of $24,780 consisted of accrued legal fees. There are no material defaults or past due amounts for the accounts payable or accrued liabilities. The $11,694 due to Mr. Sankhala is comprised of $1,794 for expense reimbursements, and $9,900 for cash advances. The note payable of $8,736 was issued for the purchase of CTT’s opening inventory and is secured by a demand promissory note, bearing no interest. When these assets were offset against CTT’s liabilities, CTT was left with a working capital deficit of $68,695 at March 31, 2006.

CTT had net loss of $76,753 during the year ended December 31, 2005. As of December 31, 2005, CTT had a cash balance of $14,061, accounts receivable of $7,213, prepaid expenses of $429, and inventory of $2,527. When these current assets were offset against CTT’s current liabilities of $81,246, including accounts payable of $32,685, in accrued liabilities of $28,131, in amounts due to related parties of $11,694, and in a note payable of $8,736, CTT was left with a working capital deficit of $57,016 at December 31, 2005.

As of December 31, 2004, CTT had total assets of $53,541 consisting of cash of $28,124, accounts receivable of $22,829, inventory of $400, and an intangible asset relating to the website of $2,188, representing the costs of designing the website of $2,500, net of accumulated amortization of $312. CTT’s liabilities on December 31, 2004 totaled $97,422, consisting of $63,534 in accounts payable and $13,996 in accrued liabilities, $11,156 due to related parties and $8,736 in notes payable. Accounts payable of $63,534 consisted of $23,190 for accounting and audit fees, $31,703 for legal costs, $7,000 for inventory, and $1,641 for other miscellaneous administrative costs. Accrued liabilities of $13,996 included $9,000 for accrued accounting and audit fees and $3,100 for accrued legal fees. There are no material defaults or past due amounts for the accounts payable or accrued liabilities. The note payable of $8,736 was issued for the purchase of CTT’s opening inventory and is secured by a demand promissory note, bearing no interest. When these assets were offset against CTT’s liabilities, CTT was left with a working capital deficit of $46,069 at December 31, 2004.

CTT’s financial statements included in this prospectus have been prepared without any adjustments that would be necessary if CTT becomes unable to continue as a going concern and would therefore be required to realize upon its assets and discharge its liabilities in other than the normal course of its business operations.

Limited operating history; need for additional capital

There is no historical financial information about CTT upon which to base an evaluation of its performance as an e-commerce company. CTT is an e-commerce company but has not generated any significant revenues from its e-commerce business. CTT cannot guarantee it will be successful in the e-commerce industry. CTT’s business is subject to risks inherent in the establishment of a new business enterprise, including limited working capital, possible delays in the development of its products and services, and possible cost overruns due to price and cost increases in products and services.

CTT has adopted a phased plan of operation to the development of the website and its operations. See “Plan of Operation” below for more detail. This allows CTT to allocate the expenditures of its resources in a very timely and measured manner. CTT will not continue with expenditures in any phase of the development if Amit Sankhala thinks CTT will be unable to complete the designated task. CTT may require further equity financing to provide for some of the working capital required to implement future development of the website and operations beyond the final phase of the plan of operation or for services and products that are currently not anticipated to be developed.

To meet its need for cash, CTT will rely on any revenues generated from its business operations and on equity financings. Any revenue and financings will be applied to (1) payment of expenses of this offering, (2) development of CTT’s website www.cheaperthanthem.com and implementation of CTT’s plan of operation, (3) development and delivery of its products and services, (4) operation of its business, (5) repayment of debt, and (6) working capital. Management does not know for certain how long CTT can satisfy its cash requirements. Management believes that CTT can satisfy its cash needs for until June 2006 based upon its receivables and inventory on hand. As well, with the payment terms that CTT has with its suppliers, it can purchase most inventory on 60 day terms. CTT keeps its costs down by not paying Amit Sankhala any salary and keeping its operating expenses low.

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CTT anticipates that it will require approximately $326,000 for additional organization costs for the next 12 months. CTT will require approximately (a) $250,000 for CTT’s plan of operations, as described below in the “Plan of Operations” section of this prospectus, (b) $2,000 for its transfer agent’s annual fee, (c) $15,000 for accounting fees, (d) $2,500 for additional filing fees, (e) $1,500 for printing costs, (f) $30,000 for additional legal fees, (g) $25,000 for debt repayment, and (h) $37,600 for CTT’s costs of this offering. These estimates are based on the average of quotes for services CTT has obtained and on average costs of other entities that have filed a registration statement. Even if all the shares offered by CTT are purchased under this offering, CTT will still need additional $113,600 in working capital to meet all its capital costs. CTT expects to raise the shortfall in working capital with revenues it generates from its business operations or from additional equity offerings.

CTT is seeking equity financing to provide for the capital required to implement the phases of its plan of operation. CTT cannot guaranty that the proceeds raised from this offering, if any, will be enough for it to stay in business. If CTT requires additional proceeds, CTT will have to find alternative sources, like a public offering, a private placement of securities, or loans from its sole officer or others. CTT has no assurance that future equity financing will be available to it on acceptable terms. If financing is not available on satisfactory terms, CTT may be unable to continue, develop or expand its e-commerce operations. Equity financing could result in additional dilution to existing shareholders. At the present time, CTT has not made any arrangements to raise additional cash other than this offering. If CTT needs additional cash and cannot raise it, CTT will either have to suspend operations until it does raise the cash, or cease operations entirely.

If CTT is unable to complete any phase of its plan of operation because it does not have enough money, CTT will suspend business operations until CTT raises additional working capital. If CTT cannot raise the required working capital, CTT will either have to suspend operations until it does raise the required working capital, or cease operations entirely. If CTT ceases business operations, CTT does not know what it will do and does not have any plans to do anything else. At that time, if it is in the best interest of CTT and its shareholders, management will consider liquidation.

Comparison of the Fiscal Periods

Results of operations

While CTT is currently generating some revenue, CTT does not anticipate earning significant revenues until it completes Phase 2 of its plan of operation. However, there is no assurance that CTT will be able to complete its plan of operation and management does not know when CTT’s business operations will generate significant revenues. There is no guaranty that CTT will generate revenues from the website, or that if CTT does complete Phase 2 of its plan of operation, that CTT’s business operations will generate significant revenues or that CTT will be able to secure the financing necessary to proceed with the other phases of its plan of operations.

For the three month period ended March 31, 2006, CTT had net loss of $13,335, which was a decrease of $4,057 from CTT’s net loss of $17,392 for the three month ended March 31, 2005. The decrease in net loss for the three month period ended March 31, 2006, as compared to the three month period ended March 31, 2005, was primarily due to an increase in CTT’s increased business operations, which resulted in an increase in gross profits, a decrease in general and administrative expenses, and an increase in professional fees.

For the year ended December 31, 2005, CTT had net loss of $76,753, which was an increase of $23,870 from CTT’s net loss of $52,883 for year ended December 31, 2004. The increase in net loss for the year ended December 31, 2005, as compared to the year ended December 31, 2004, was primarily due to an increase in general and administrative expenses and an increase in professional fees s a result of CTT’s increased business operations.

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Revenues

Total revenue for the three month period ended March 31, 2006 was $5,025 compared to $1,000 for the three month period ended March 31, 2005. Total revenue for the year ended December 31, 2005 was $30,642 compared to $30,789 for the year ended December 31, 2004. During 2005, CTT commenced its business operations and went live with its website. Management expects revenues to increase from CTT’s business operations.

CTT has generated revenues of $66,456 from operations since its inception and $5,025 in revenues for the three month period ended March 31, 2006. For the three month period ended March 31, 2006, CTT realized the following sales:

Unit Type	Number of Units	Average Selling Price	Average Gross Margin
FM Receivers	15	$13.00	42%
MP3 Players	30	$161.00	42%

Unit Type	Number of Units	Average Selling Price	Average Gross Margin
FM Receivers	1760	$14.24	42%
MP3 Players	35	$133.32	41%

For the fiscal year ended December 31, 2004, CTT realized the following sales:

Unit Type	Number of Units	Average Selling Price	Average Gross Margin
FM Receivers	2510	$11.69	11%
MP3 Players	32	$73.80	21%

CTT stopped selling MP3 players since the beginning of 2005, as the products CTT was sourcing were not at a competitive price point so management decided to not carry any new inventory and products on CTT’s website. There is no real reason for the rate of decline on sales of FM receivers other than the lack of customer demand on the website. The increase in average gross margins on the sale of receivers is due to the drop in product cost and the increased price that the consumer is willing to pay. Also, the trend in sales is that in the summer and winter months the sales spikes for the holidays.

The breakdown of CTT’s sales between its Direct Business and its Fulfillment Business is 100% and nil respectively. Inventory is kept low as CTTs suppliers have inventory on hand. CTT’s purchases inventory on an as needed basis to fill orders. Management will monitor the demand and supply for inventory to ensure that there is sufficient inventory with CTT’s supply channels to meet demands. If CTT is unable to provide the inventory and meet demands, it will place mark the product as out of stock” on the website. To date, CTT has not made any fulfillment sales.

As a general policy, CTT requires verification of receipt of payment or credit card authorization before it ships products to consumers or wholesale purchasers. CTT has two types of customers that it deals with, one being retail which are internet customers and one being wholesale, which are customers that call up CTT and CTT has had past relationships with. The verification process is for the retail (internet sales) with either credit cards or certified cheques. The wholesale customers are relationships from the past and are given extended credit. Once payment is verified for retail customers, the shipment is shipped. At March 31, 2005 the average days outstanding was 1,044 days and at March 31, 2006 the average number of days had decreased to 90 days. The decrease in days outstanding is due to CTT collecting its outstanding accounts receivable balances on a more timely basis. There is definitely a direct correlation between the outstanding accounts and CTT’s liquidity. CTT will be less able to turn its cash around to purchase inventory so it potentially decreases CTT’s profitability. CTT has collected all of the $7,213 in accounts receivable outstanding as of March 31, 2006. Currently, CTT has approximately $5,025 in accounts receivable.

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Operating Expenses

Total operating expenses increased to $15,463 for the three month period ended March 31, 2006, from $14,392 for the three month period ended March 31, 2005, due primarily to increases in professional fees of $4,159 and a decrease in general and administrative of $3,177. CTT’s expenses increased because CTT increased its business operations. Management expects CTT’s operating expenses to continue to increase as CTT increases its business operations.

Total operating expenses increased to $90,202 for the year ended December 31, 2005, from $38,095 for the year ended December 31, 2004, due primarily to increases in consulting fees of $3,423, in donated services of $3,747, in general and administrative of $4,725, and professional fees of $45,553, and to a decrease in advertising and marketing of $5,654. CTT’s expenses increased because CTT increased its business operations.

For the three month period ended March 31, 2006, CTT realized $5,025 in sales of its products. The related cost of sales was $2,897, resulting in gross profit from operations of $2,128. CTT’s cost of sales consists solely of inventory costs. During the same period, CTT incurred (a) general administrative expenses of $2,363; (b) professional fees of $10,049, which included legal fees of $6,349, accounting fees of $2,700 for preparation of the financial statements, and auditor’s fees of $1,000; (c) consulting fees of $1,395; (d) donated services of $1,500, representing the fair value of services provided by Amit Sankhala, of which Mr. Sankhala does not expect repayment; and (e) amortization of $156 for the accumulated amortization on its website. Therefore, for the three month period ending March 31, 2006, CTT had total net loss of $13,335.

For the three month period ended March 31, 2005, CTT realized $1,000 in sales of its products. The related cost of sales was $4,000, resulting in a loss from operations of $3,000. CTT’s cost of sales consists solely of inventory costs. During the same period, CTT incurred (a) general administrative expenses of $5,540; (b) professional fees of $5,890, which included legal fees of $3,040, accounting fees of $1,350 for preparation of the financial statements, and auditor’s fees of $1,500; (c) consulting fees of $1,305; (d) donated services of $1,500, representing the fair value of services provided by Amit Sankhala, of which Mr. Sankhala does not expect repayment; and (e) amortization of $157 for the accumulated amortization on its website. Therefore, for the three month period ending March 31, 2005, CTT had total net loss of $17,392.

For the fiscal year ended December 31, 2005, CTT realized $30,642 in sales of its products. The concurrent cost of sales was $17,193, resulting in gross profit from operations of $13,449. CTT’s cost of sales consists solely of inventory costs. During the same period, CTT incurred (a) advertising and marketing expenses of $83; (b) general administrative expenses of $9,531, which included $5,037 for rent; (c) professional fees of $67,004, which included legal fees of $43,464, accounting fees of $10,150 for preparation of the financial statements, and auditor’s fees of $13,450 (d)consulting fees of $5,712; (e) donated services of $7,247, representing the fair value of services and rent provided by Amit Sankhala, of which Mr. Sankhala does not expect repayment; and (f) amortization of $625 for the accumulated amortization on the website. Therefore, for the fiscal period ending December 31, 2005 CTT had total net loss of $76,753.

For the fiscal year ended December 31, 2004, CTT realized $30,789 in sales of its products. The concurrent cost of sales was $27,836, resulting in gross profit from operations of $2,953. CTTs cost of sales consist solely of inventory costs. During the same period, CTT incurred (a) advertising and marketing expenses of $5,737, which included $5,000 paid for Internet marketing costs; (b) general administrative expenses of $4,806, which included $1,610 for incorporation fees and $2,479 for rent; (c) professional fees of $21,451, which included legal fees of $5,421, accounting fees of $6,070 for preparation of the financial statements, and auditor’s fees of $9,960 (d) consulting fees of $2,289; (e) donated services of $3,500, representing the fair value of services provided by Amit Sankhala, of which Mr. Sankhala does not expect repayment; and (f) amortization of $312 for the accumulated amortization on the website. Therefore, for the fiscal period ending December 31, 2004 CTT had total net loss of $52,883.

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Management believes that CTT’s software development costs are non-recurring. The software development costs are non-recurring because CTT is just amending the website. By investing $110,000, CTT will be enhancing its online marketing strategy and potentially changing the architecture of the website, the programming language etc. This feeds into CTTs comment that by developing new technology service offerings CTT will be able to attract new customers and offer a better product to its consumers.

CTT has not attained profitable operations and is dependent upon obtaining financing to continue and to expand its existing business operations and to complete its plan of operation. For these reasons, CTT’s auditors stated in their report that they have substantial doubt that CTT will be able to continue as a going concern.

Off-Balance Sheet Arrangements

CTT has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on CTT’s financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, nor does CTT have any non-consolidated, special-purpose entities.

Liquidity and Capital Resources

CTT’s capital resources have been limited. CTT currently does not generate significant revenue from its business operations to be profitable, and to date has primarily relied on the sale of equity for working capital for its business operations.

CTT had cash of $12,268 and a working capital deficit of $68,695 at March 31, 2006. During the three month period ended March 31, 2006 CTT funded its operations through revenues from CTTs business operations of $5,025 and existing cash on hand. On April 9, 2006, the Company issue a promissory note to Amit Sankhala for cash advances of $42,000.

The notes to CTTs consolidated financial statements as of March 31, 2006 contain footnote disclosure regarding CTT’s uncertain ability to continue as a going concern. CTT has not generated sufficient revenues to cover its expenses, and CTT has an accumulated deficit of $177,253. While management believes that CTT will begin to generate more revenue during the year, as of March 31, 2005, CTT had $86,649 in current liabilities and CTT cannot assure that it will succeed in generating revenue sufficient to meet its ongoing cash needs.

While CTT has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and continue with its business operations. CTT is seeking financing in the form of equity in order to provide the necessary working capital, but currently has no commitments for financing. There are no assurances CTT will be successful in raising the funds required and there can be no assurances that CTT can obtain financing on terms reasonably acceptable to it or at all. The lack of capital may force CTT to suspend its business operations.

Amit Sankhala believes that CTT’s existing capital resources, including the subsequent loan proceeds of $42,000, will be sufficient to fund its current level of operating activities, capital expenditures and other obligations through the next thirteen months, except any required working capital for its plan of operation. Even though CTTs monthly burn was $4,445 during the three month period ended March 31, 2006, CTT had sufficient a sufficient cash position and enough accounts receivable coming in that would lead management to believe that CTT has thirteen months of working capital available, including the subsequent $42,000 advanced by Amit Sankhala. However, if during that period or thereafter, CTT is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to the CTT, this could have a material adverse effect on CTT’s business, results of operations, liquidity and financial condition.

Below is a discussion of CTT’s sources and uses of funds for the year ended December 31, 2005.

Net Cash Used in Operating Activities

CTT had cash of $14,061 and a working capital deficit of $57,016 at December 31, 2005. During the fiscal year ended December 31, 2005, CTT used $71,996 in cash for operating activities. This was primarily a result of an operating loss of $76,753 offset by non-cash items for amortization ($625) and donated services ($7,247), and a net decrease in operating assets and liabilities of $3,115. During the fiscal year ended December 31, 2005, CTT paid $16,713 towards accounts payable, which was offset by a decrease in accounts receivable of $15,616 representing the collection of outstanding amounts. The large decrease in accounts payable was primarily a result of payment of legal fees during the period ended December 31, 2005, which were accrued during the period ended December 31, 2004. The decrease in accounts receivable resulted from sales generated during the period ended December 31, 2005, which were collected during the fiscal year ended December 31, 2005. There were also minor changes in prepaid expenses, inventory and due to related parties resulting in a net use of cash of $2,018.

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Net Cash Used in Financing Activities

CTT generated $57,933 from financing activities during the fiscal year ended December 31, 2005 from the receipt of subscription proceeds related to 700,000 shares of common stock at $0.10 per share, net of stock offering costs of $12,067. CTT has no contingencies or long-term commitments.

Net Cash Used in Investing Activities

During the fiscal year ended December 31, 2005, CTT did not incur any change in cash flows from investing activities.

Contingencies and Commitments

CTT does not currently have any commitments for material capital expenditures over the short or long term. CTT expects to incur $3,000 per month in operating losses in the next 12 to 18 months, largely due to expenses associated with the development and operation of the website but also due to operating costs during that same time period. CTT’s monthly operating costs include CDN$500 for rent of CTT’s principal office, CDN$43 for Internet services and access, and $500 for miscellaneous office expenses.

Critical Accounting Policies

CTT’s discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an on going basis, management re-evaluates its estimates and judgments, including but not limited to, those related to revenue recognition and collectibility of accounts receivable. Critical accounting policies identified are as follows:

Revenue Recognition

CTT recognizes revenue from the sale of electronic products, such as MP3 players, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Revenue consists of the sale of electronic products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. Trade accounts receivable relate to the sale of electronic products, such as MP3 players. Amit Sankhala regularly reviews the collectibility of any outstanding balance, together with his estimate of the credit worthiness of the client. CTT sells to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. Allowances for doubtful accounts are based on estimate of losses on customer receivable balances. As at March 31, 2006 there was no allowance for doubtful accounts.

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Foreign Currency Transaction / Balances

CTT’s functional currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. CTT has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Website Development Costs

CTT recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs CTT follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

Going Concern Issue

The going concern basis of presentation assumes CTT will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist that raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

CTT’s future business activities are dependent upon its ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable e-commerce activity or revenue from its product and services. As of March 31, 2006, CTT has only generated $66,456 in revenues, and has experienced negative cash flow from its e-commerce activities. CTT may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Internal and External Sources of Liquidity

CTT has funded its operations principally from the issuance of common stock, borrowings in the form of advances payable, and a short-term note payable.

Inflation

Amit Sankhala does not believe that inflation will have a material impact on CTT’s future business operations

Plan of Operations for the Next Twelve Months

CTT has not had any significant revenues generated from its business operations since inception.

Amit Sankhala anticipates that CTT may not be able to satisfy its working capital requirements for the next 12 months. Accordingly, CTT will need to raise additional working capital to continue its operations. CTT anticipates funding its working capital needs for the next 12 months through the equity capital markets and private financings. Although the foregoing actions are expected to cover CTT’s anticipated cash needs for working capital and capital expenditures for at least the next 12 months, no assurance can be given that CTT will be able to raise sufficient cash to meet these cash requirements.

CTT expects revenues generated from its website to contribute to CTT’s required working capital, but expects that the revenue generated from the website for the next 12 months will not be enough for its required working capital required for CTT’s plan of operation. Until CTT is able to generate any consistent and significant revenue it will be required to raise additional funds by way of equity.

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At any phase, if CTT finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations. If CTT cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital.

To become profitable and competitive, CTT needs to establish its website as a comprehensive on-line shopping mall. To achieve this goal, Amit Sankhala has prepared a plan of operation for the next 12 months. Each of the phases of the plan of operations listed below will be implemented as resources are available. Upon receiving subscription funds from the sale of shares offered under this registration statement, CTT will begin to implement its plan of operation as described below.

Phase 1 - Develop and populate Website (3 months)

In Phase 1, CTT plans to (1) upgrade and update the website so that it is more visually appealing and technologically sound and (2) update its product line and visuals on the website. CTT has budgeted $50,000 for this phase and expects it to take three months to complete, with completion expected within the first three months of CTT’s plan of operation. This budget includes the cost of a fully functional, e-commerce enabled format and the costs associated with installation and technicians. Also in this phase, CTT will continue to maintain and populate the website with new products and updated visuals.

Phase 2 - Expand inventory and products (6 months)

In Phase 2, CTT plans to expand its product line to include inventory and products as the new products become available from suppliers and Fulfillment Associates. CTT will allocate 25% of this phase’s budget to the purchase of new and existing merchandise.

CTT’s expansion goals in this phase are to (1) expand its inventory product line by 12 new inventory products, (2) expand its business by offering products directly applicable to its retail model, and (3) to expand its inventory of products to provide a 15 – 100% gross margin. CTT has a 100% margin on some of its MP3 products. As the cost of components drops to the manufacturer, especially flash memory, those costs are passed on to CTT. Management believes that as CTT sources directly from manufacturers, it will increase its margins as the cost of components decrease.

CTT has budgeted $75,000 for this phase and expects it to take six months to complete, with completion expected within the first six months of CTT’s plan of operation.

Phase 3- Implement marketing strategy (6 months)

In Phase 3, CTT plans to (1) hire personnel for sales, marketing and customer service, (2) create a marketing strategy for the website and its products, and (3) implement its marketing strategy on its target market, including international customers.

CTT’s marketing goals in this phase are to attract potential and repeat customers to the website and have customers perceive the website as a preferred source of non-branded, discount products that are delivered in a professional, authoritative and efficient manner.

CTT has budgeted $75,000 for this phase and expects it to take six months to complete with completion expected within the second six months of CTT’s plan of operation.

Phase 4- Corporate Development (4 months)

In Phase 4, CTT plans to expand its business operations by creating products directly applicable to the non-branded, discounted product market. CTT is going to create and emulate the functionality of non-patented products on the market. CTT will work towards developing a product that has similar functionality and style, yet does not and will not infringe on anyone’s intellectual property. CTT currently has no in house manufacturing. CTT will identify a trend in the electronics being sold in the market and work with a manufacturer to create similar looking and functioning products.

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CTT has budgeted $50,000 for this phase and expects it to take four months to complete, with completion expected within the final four months of CTT’s plan of operation.

During any phase of the plan of operation, if CTT does not have adequate working capital to complete a phase of its proposed plan of operation, CTT may have to suspend its business operations and attempt to raise more working capital so that CTT can proceed. If CTT cannot raise the necessary working capital to proceed CTT may have to cease business operations until there is sufficient working capital.

CTT anticipates continuing to rely on private loans, equity sales of common shares, or debt financing in order to fund its proposed plan of operation. The issuance of additional shares will result in dilution to existing shareholders of CTT.

CTT is not currently conducting any research and development activities other than the development of the website. It does not anticipate conducting such activities in the near future. As CTT expands its customer base and product lines, it will need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Reports

After CTT completes this offering, CTT will not be required to furnish you with an annual report. Further, CTT will not voluntarily send you an annual report. CTT is required to file reports with the SEC under section 15(d) of the Securities Act. The reports are filed electronically. The reports CTT is required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials CTT files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports CTT files electronically. The address for the Internet site is www.sec.gov.

DESCRIPTION OF PROPERTY

CTT’s primary asset is its 100% interest in CTT Distributors Ltd. CTT Distributors Ltd.’s assets consist of its domain name www.cheaperthanthem.com, its website, and the inventory it has in stock at this time.

CTT operates from its principal office located at Suite 305, South Tower, 5811 Cooney Road, Richmond, British Columbia, Canada. CTT subleases the 500 square foot office space on a month_to_month lease at a rental rate of CDN$6,000 per year (US$5,200/year). CTT’s principal office is comprised of two offices, one for administration and the other one Mr. Sankhala’s office, and a secure data room for CTT’s server. Management believes this office space is sufficient at this time. CTT also utilizes a secured warehouse of one of its Fulfillment Associates located at Unit 110, 4471 - #6 Road, Richmond, British Columbia on a rent free basis. For allowing CTT to use the space in the warehouse for its products, CTT pays the supplier $0.05 per each unit that is sold from the warehouse. LTP Tech owns the space where CTT stores its inventory. CTT is currently in compliance with Section 9 regarding insurance coverage, as the primary tenant’s insurance provides blanket coverage for CTT.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

CTT’s shares of common stock are not listed for trading on any exchange or quotation service.

CTT has 58 registered holders of shares of common stock. Currently, there are no shares of preferred stock issued.

Future sales by existing stockholders

A total of 11,017,101 shares of common stock are issued and outstanding. All of Amit Sankhala’s 8,634,168 shares of common stock are restricted from trading as provided for in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Mr. Sankhala has not held his shares for more than one year and is not registering any of his shares for resale in this registration and none of his shares have been previously registered for resale by Mr. Sankhala as a selling shareholder. Currently, there are 1,227,933 shares of common stock of CTT that are freely tradeable and 455,000 shares of common stock that are subject to Rule 144 as these shareholders have held the shares for less than two years. The remaining 700,000 shares of common stock are restricted from trading as these shareholders have held the shares for less than one year. After owning the restricted shares for one year, a shareholder can sell up to a maximum of 1% of the total number of shares issued and outstanding through a broker and subject to provisions of Rule 144. After owning the shares for two years, the shares will be free trading.

Shares purchased from the security holders listed in this offering will be immediately resalable, and sales of all of CTT’s other shares, after applicable restrictions expire, could have a depressive effect on the market price of CTT’s common stock and the shares being offered in this prospectus.

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Penny Stock rules

Trading in CTT’s securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends CTT’s securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.

The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in CTT’s securities, which could severely limit their market price and liquidity of CTT’s securities.

The penny stock markets have suffered in recent years from fraud and abuse arising from one or a few broker dealers controlling the market for a security, high pressure sales tactics used by boiler room practices, manipulation of prices through pre-arranged transactions followed by a large volume sale by broker dealers, misleading information be disseminated, and excessive mark-ups and undisclosed bid-ask differentials by selling broker dealers.

EXPERTS

CTT’s financial statements for the period from inception to December 31, 2005 included in this prospectus have been audited by CTT’s Independent Registered Public Accountant Firm, Manning Elliott LLP, Chartered Accountants, 1100 - 1050 West Pender Street, Vancouver, British Columbia, V6E 3S7, Canada, telephone (604) 714-3600 as set forth in their report included in this prospectus.

Conrad C. Lysiak, Attorney at Law of Spokane Washington has provided the legal opinion regarding the legality of the shares being registered.

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CTT’s fiscal year end is December 31. CTT will provide audited financial statements to its stockholders on an annual basis; an Independent Registered Public Accounting Firm will audit the statements.
CTT’s audited financial statements as of December 31, 2005 and 2004 and for the period from inception (May 17, 2004) to December 31, 2005 and CTT’s unaudited financial statements as of March 31, 2006 and for the period from inception (May 17, 2004) to March 31, 2006, and for the three month period ended March 31, 2006, and for the period from inception (May 17, 2004) to December 31, 2005 immediately follow:

Audited Financial Statements as of December 31, 2005 and 2004

CTT INTERNATIONAL DISTRIBUTORS INC.
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004
(audited)

REPORT OF INDEPENDENT REGISTERED ACCOUNTANT FIRM

CONSOLIDATED BALANCE SHEETS as of December 31, 2005 and 2004 (audited)

CONSOLIDATED STATEMENT OF OPERATIONS for the year ended December 31. 2005 and for the period from May 17, 2004 to December 31, 2004 and accumulated from May 17, 2004 (Date of Inception) to December 31, 2005 (audited)

CONSOLIDATED STATEMENT OF CASH FLOWS for the year ended December 31. 2005 and for the period from May 17, 2004 to December 31, 2004 and accumulated from May 17, 2004 (Date of Inception) to December 31, 2005 (audited)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT from May 17, 2004 (Date of Inception) to December 31, 2005 (audited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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Report of Independent Registered Accounting Firm

To the Stockholders and Board of Directors
of CTT International Distributors Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of CTT International Distributors Inc. (A Development Stage Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the year ended December 31, 2005 and the period from May 17, 2004 (Date of Inception) to December 31, 2004 and accumulated for the period from May 17, 2004 (Date of Inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CTT International Distributors Inc. (A Development Stage Company) as of December 31, 2005 and 2004, and the results of its operations and cash flows for the year ended December 31, 2005 and the period from May 17, 2004 (Date of Inception) to December 31, 2004 and accumulated for the period from May 17, 2004 (Date of Inception) to December 31, 2005, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has accumulated losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 16, 2006

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CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

	December 31, 2005 $	December 31, 2004 $

ASSETS

Current Assets

Cash	14,061	28,124
Accounts receivable	7,213	22,829
Inventory	2,527	400
Prepaid expenses	429	-

Total Current Assets	24,230	51,353

Intangible Assets (Note 3)	1,562	2,188

Total Assets	25,792	53,541

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	32,685	63,534
Accrued liabilities	28,131	13,996
Due to related party (Note 4(a))	11,694	11,156
Note payable (Note 5)	8,736	8,736

Total Liabilities	81,246	97,422

Contingencies and Commitments (Notes 1 and 6)

Stockholders’ Deficit

Preferred Stock Authorized: 5,000,000 preferred shares with a par value of $0.0001 Issued and outstanding: nil	-	-

Common Stock Authorized: 30,000,000 common shares with a par value of $0.0001 Issued and outstanding: 11,017,101 shares and 10,317,101 shares, respectively	1,102	1,032

Additional Paid in Capital	96,615	38,752

Donated Capital	10,747	3,500

Deficit Accumulated During the Development Stage	(163,918)	(87,165)

Total Stockholders’ Deficit	(55,454)	(43,881)

Total Liabilities and Stockholders’ Deficit	25,792	53,541

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CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)

	Accumulated From May 17, 2004 (Date of Inception) to December 31, 2005 $	For the Year Ended December 31, 2005 $	From May 17, 2004 (Date of Inception) to December 31, 2004 $

Revenue	61,431	30,642	30,789

Cost of Sales	(45,029)	(17,193)	(27,836)

Gross Profit	16,402	13,449	2,953

Expenses

Advertising & marketing	5,820	83	5,737
Amortization	937	625	312
Consulting	8,001	5,712	2,289
Donated services	10,747	7,247	3,500
General and administrative	14,337	9,531	4,806
Professional fees	88,455	67,004	21,451

Total Expenses	128,297	90,202	38,095

Loss from Operations	(111,895)	(76,753)	(35,142)

Loss on disposal of subsidiary (Note 8)	(17,741)	-	(17,741)

Net Loss	(129,636)	(76,753)	(52,883)

Loss Per Share - Basic and Diluted		(0.01)	(0.01)

Weighted Average Shares Outstanding		10,486,000	10,312,000

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CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Accumulated From May 17, 2004 (Date of Inception) to December 31, 2005 $	For the Year Ended December 31, 2005 $	From May 17, 2004 (Date of Inception) to December 31, 2004 $

Operating Activities

Net loss	(129,636)	(76,753)	(52,883)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	937	625	312
Donated services	10,747	7,247	3,500
Loss on disposal of subsidiary	17,741	-	17,741

Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(429)	(429)	-
(Increase) decrease in accounts receivable	(7,213)	15,616	(22,829)
(Increase) decrease in inventory	6,209	(2,127)	8,336
Increase in due to related parties	538	538	-
Increase (decrease) in accounts payable and accrued liabilities	9,032	(16,713)	25,745

Net Cash Used In Operating Activities	(92,074)	(71,996)	(20,078)

Investing Activities

Web site development costs	(2,500)	-	(2,500)
Disposal of subsidiary	1,726	-	1,726
Cash received on acquisition of CTT Distributors Ltd.	718	-	718

Net Cash Flows Used In Investing Activities	(56)	-	(56)

Financing Activities

Advances from a related party	11,156	-	11,156
Proceeds from issue of common stock	95,035	57,933	37,102

Net Cash Flows Provided by Financing Activities	106,191	57,933	48,258

Increase (Decrease) in Cash	14,061	(14,063)	28,124

Cash - Beginning of Period	-	28,124	-

Cash - End of Period	14,061	14,061	28,124

Non-cash Investing and Financing Activities

Inventory purchased by issue of note payable	8,736	-	8,736
Forgiveness of debt owing from a related party on disposal of subsidiary	(15,000)	-	(15,000)
Forgiveness of intercompany debt on disposal of subsidiary	34,399	-	34,399

Supplemental Disclosures

Interest paid	-	-	-
Income taxes paid	-	-	-

Page - 51

CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders’ Deficit
From May 17, 2004 (Date of Inception) to December 31, 2005
(Expressed in U.S. dollars)

					Deficit
					Accumulated
	Additional				During the
	Common		Paid in	Donated	Development
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - May 17, 2004 (Date of Inception) of CTT Distributors Ltd.	-	-	-	-	-	-

Common stock issued for cash	455,001	45,501	-	-	-	45,501

Stock offering costs	-	-	(8,399)	-	-	(8,399)

Adjustments for reverse acquisition:

Remove stock of CTT Distributors Ltd.	(455,001)	(45,501)	-	-	-	(45,501)
Add stock of CTT International Distributors Inc.	10,312,100	1,031	44,470	-	-	45,501
Stock issued on reverse acquisition	455,001	46	3,354			3,400
Transaction costs of reverse acquisition	-	-	(718)	-	(34,282)	(35,000)

Stock returned to treasury and cancelled	(450,000)	(45)	45	-	-	-

Donated services	-	-	-	3,500	-	3,500

Net loss	-	-	-	-	(52,883)	(52,883)

Balance - December 31, 2004	10,317,101	1,032	38,752	3,500	(87,165)	(43,881)

Common stock issued for cash	700,000	70	69,930	-	-	70,000

Stock offering costs	-	-	(12,067)	-	-	(12,067)

Donated services	-	-	-	7,247	-	7,247

Net loss	-	-	-	-	(76,753)	(76,753)

Balance - December 31, 2005	11,017,101	1,102	96,615	10,747	(163,918)	(55,454)

Page - 52

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

1. Development Stage Company

The Company was incorporated in the State of Delaware on January 14, 2000. Pursuant to an Agreement dated December 29, 2004 (the “Agreement”), the Company issued 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of CTT Distributors Ltd. (“Distributors”). Distributors was incorporated in the Province of British Columbia, Canada, on May 17, 2004. The acquisition was considered a reverse acquisition for accounting and financial reporting purposes. The consolidated financial statements include the accounts of the Company since the reverse merger (December 29, 2004) and the historical accounts of Distributors since the date of its inception, May 17, 2004. All significant intercompany balances and transfers have been eliminated on consolidation. Prior to the acquisition of Distributors, the Company’s sole asset consisted of ownership of a 100% interest in Slabsdirect.com Online (BC) Ltd. (“SlabsOnline”), a company incorporated in the Province of British Columbia, Canada. SlabsOnline was unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. The Company disposed of its interest in SlabsOnline to the former President of the Company.

The Company incorporated a wholly-owned subsidiary, CTT International Distributors Inc. on November 1, 2004 under the laws of the State of Delaware. Effective January 7, 2005, CTT International Distributors Inc. merged with and into the Company, and the Company was the surviving corporation. Concurrent with the merger, the Company changed its name from Slabsdirect.com, Inc. to CTT International Distributors Inc.

The Company is based in Vancouver, British Columbia, and its principal business is as an online fulfillment company that markets unique products to the internet consumer through its website “Cheaperthanthem.com”. The Company’s website offers electronic products consisting of OEM, non-branded and overstock electronic and computer products, for the consumer and wholesaler.

The Company is in the development stage and planned principal activities have commenced, but to date there has been no significant revenue. In a development stage company, management devotes most of its activities to developing a market for its products and services. These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. The Company has a working capital deficiency of $57,016 and has accumulated losses of $163,918 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

On October 4, 2005, the Company issued 700,000 common shares at $0.10 per share for cash proceeds of $57,933, net of offering costs of $12,067.

The Company filed an amended Form SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission on December 30, 2005 to register 2,382,933 shares of common stock held by existing shareholders for resale at a price of $0.10 per share. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Also pursuant to the SB-2, the Company plans to offer up to 2,500,000 common shares at a price of $0.10 per share for maximum proceeds of $250,000 to the Company.

2. Summary of Significant Accounting Principles

a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced significant revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include accounts of the Company and its wholly-owned subsidiary, CTT Distributors Ltd. All intercompany transactions and balances have been eliminated. The Company’s fiscal year end is December 31.

Page - 53

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

2. Summary of Significant Accounting Principles (continued)

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Inventory

Inventory is recorded at the lower of cost and net realizable value on a first-in, first-out basis. At December 31, 2005, inventory consisted of music related multimedia electronic products held for sale.

e)	Comprehensive Loss
SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the consolidated financial statements.

f)	Financial Instruments and Concentration Risk

The fair value of financial instruments which include cash, accounts receivable, accounts payable, accrued liabilities, note payable and due to a related party were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company deposits cash with a high quality financial institution. The largest concentration of risk is one customer who represents 29% (2004 -74%) of the total accounts receivable and from a second customer who represents 25% (2004 - 22%) of the total accounts receivable. For the year ended December 31, 2005, revenue from one customer represented 25% (2004 - 55%) of total revenue and from a second customer represented 14% (2004 - 20%) of total revenue. For the year ended December 31, 2005, the Company purchased 100% (2004 - 72%) of its inventory from one vendor.

g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

h)	Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

i)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.
Page - 54

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

2. Summary of Significant Accounting Principles (continued)

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k)	Revenue Recognition

The Company recognizes revenue from the sale of electronic products, such as MP3 players, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Revenue consists of the sale of electronic products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. The Company continually monitors timely payments and assesses any collection issues. The allowance for doubtful accounts is based on the Company’s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

l)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

m)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position

Page - 55

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

2. Summary of Significant Accounting Principles (continued)

m) Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3. Intangible Assets

	Cost $	Accumulated Amortization $	December 31, 2005 Net Carrying Value $	December 31, 2004 Net Carrying Value $

Website development costs	2,500	938	1,562	2,188

Costs associated with the website consist primarily of website design costs. These capitalized costs are being amortized based on their estimated useful life over four years. Internal costs related to the development of website content are charged to operations as incurred.

4. Related Party Balances/Transactions

a)
The Company issued a demand note in the amount of $9,900 to the President of the Company. The note is unsecured, non-interest bearing and due on demand. The Company also owes $1,794 to the President of the Company for expense reimbursements, which are unsecured non-interest bearing and due on demand.

b)	During the year ended December 31, 2005, the Company recognized a total of $6,000 (2004: $3,500) for donated services provided by the President of the Company and $1,247 of donated rent (2004: $nil).

c)	During the year ended December 31, 2004, the Company paid $5,000 to a company that is controlled by the President of the Company for marketing expenses.

d)	During the period ended December 31, 2004, the Company paid $1,600 to the President of the Company for the reimbursement of incorporation costs.

5. Note Payable

During the prior year, the Company issued a demand promissory note for the acquisition of its opening inventory in the amount of $8,736. The note is unsecured, non-interest bearing and due on demand.

Page - 56

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

6. Commitments

On October 1, 2005, the Company entered into a lease agreement for office premises at a rate of CDN $500 per month, on a month-to-month basis. For the year ended December 31, 2005, the Company incurred rent expense of $3,790 which has been recorded as general and administrative expense.

7. Capital Transaction - Reverse Acquisition

By a Share Purchase Agreement dated December 29, 2004, the Company acquired 100% of the issued and outstanding common stock of CTT Distributors Ltd. (“Distributors”) in consideration for the issuance of 455,001 shares of common stock. Distributors was incorporated on May 17, 2004 under the Business Corporations Act of British Columbia. The principal business of Distributors is an online fulfillment company that markets products unique to the internet consumer through its website “Cheaperthanthem.com”. Distributors’ website offers electronic products consisting of OEM, non-branded and overstock electronic and computer products for the consumer and wholesaler.

Prior to the reverse acquisition and change of control, the Company was a non-operating shell company with nominal net assets. Therefore, the acquisition of Distributors is a capital transaction in substance, rather than a business combination, and has been accounted for as a reverse acquisition. Because Distributors is deemed to be the acquirer for accounting purposes, the financial statements are presented as a continuation of Distributors and include the results of operations of Distributors since incorporation on May 17, 2004, and the results of operations of the Company since the date of acquisition on December 29, 2004.

Allocation of Purchase Price

Cash	$718
Investment in Slabsdirect.com Online (BC) Ltd.	69
Due from subsidiary	34,398
Due to related party	(15,000)
Accounts payable	(51,785)

(31,600)
Costs of reverse acquisition	35,000

Paid by the issue of 455,001 shares of common stock	$3,400

8. Sale of Subsidiary

Prior to the acquisition of Distributors as described in Note 7, the Company’s sole asset consisted of ownership of a 100% interest in the issued and outstanding capital stock of Slabsdirect.com Online (BC) Ltd. (“SlabsOnline”), a company incorporated in the Province of British Columbia, Canada. SlabsOnline has been unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. On December 29, 2004, subsequent to the acquisition of Distributors, the Company disposed of its interest in SlabsOnline to the former President of the Company (the “Purchaser”). The total consideration received was $16,727 consisting of cash of $1,727, the return and cancellation of 450,000 shares of common stock valued at par value of $0.001 per share, and the forgiveness of a debt of $15,000 owing to the Purchaser from the Company. The Company recognized a loss on disposal of $17,741 during the period ended December 31, 2004.

9. Common Stock

On October 4, 2005, the Company issued 700,000 common shares at $0.10 per share for cash proceeds of $57,933, net of offering costs of $12,067.
Page - 57

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

10. Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has non-capital losses carried forward totalling $184,000 for US tax purposes and $17,000 for Canadian tax purposes, which expire starting in 2020 and 2011, respectively. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended December 31, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $24,900 and $16,700, respectively.

The components of the net deferred tax asset at December 31, 2004 and 2005, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	December 31, 2005 $	December 31, 2004 $

Net Operating Loss	201,000	131,200

Statutory Tax Rate	35%	34%

Effective Tax Rate	-	-

Deferred Tax Asset	70,300	44,600

Valuation Allowance	(70,300)	(44,600)

Net Deferred Tax Asset	-	-

Page - 58

Unaudited Financial Statements as of March 31, 2006

CTT INTERNATIONAL DISTRIBUTORS INC.
(a development stage company)

FINANCIAL STATEMENTS

March 31, 2006
(unaudited)

CONSOLIDATED BALANCE SHEETS as of March 31, 2006 (unaudited) and December 31, 2005 (audited)

CONSOLIDATED STATEMENT OF OPERATIONS from May 17, 2004 (Date of Inception) to March 31, 2006 (unaudited), and for the three month period ended March 31, 2006 (unaudited), and for the three month period ended March 31, 2005 (unaudited)

CONSOLIDATED STATEMENT OF CASH FLOWS for the three month period ended March 31, 2006 (unaudited), and for the three month period ended March 31, 2005 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Page - 59

CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

	March 31, 2006 $	December 31, 2005 $
	(unaudited)

ASSETS

Current Assets

Cash	12,268	14,061
Accounts receivable	5,025	7,213
Inventory	177	2,527
Prepaid expenses	484	429

Total Current Assets	17,954	24,230

Intangible Assets (Note 3)	1,406	1,562

Total Assets	19,360	25,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	41,439	32,685
Accrued liabilities	24,780	28,131
Due to related party (Note 4(a))	11,694	11,694
Note payable (Note 5)	8,736	8,736

Total Liabilities	86,649	81,246

Contingencies and Commitments (Notes 1 and 6)

Stockholders’ Deficit

Preferred Stock Authorized: 5,000,000 preferred shares with a par value of $0.0001 Issued and outstanding: nil	-	-

Common Stock Authorized: 30,000,000 common shares with a par value of $0.0001 Issued and outstanding: 11,017,101 shares	1,102	1,102

Additional Paid in Capital	96,615	96,615

Donated Capital	12,247	10,747

Deficit Accumulated During the Development Stage	(177,253)	(163,918)

Total Stockholders’ Deficit	(67,289)	(55,454)

Total Liabilities and Stockholders’ Deficit	19,360	25,792

Page - 60

CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)
(unaudited)

	Accumulated From May 17, 2004 (Date of Inception) to March 31, 2006 $	For the Three Months Ended March 31, 2006 $	For the Three Months Ended March 31, 2005 $

Revenue	66,456	5,025	1,000

Cost of Sales	(47,926)	(2,897)	(4,000)

Gross Profit	18,530	2,128	(3,000)

Expenses

Advertising & marketing	5,820	-	-
Amortization	1,093	156	157
Consulting	9,396	1,395	1,305
Donated services	12,247	1,500	1,500
General and administrative	16,700	2,363	5,540
Professional fees	98,604	10,049	5,890

Total Expenses	143,860	15,463	14,392

Loss from Operations	(125,330)	(13,335)	(17,392)

Loss on disposal of subsidiary	(17,741)	-	-

Net Loss	(143,071)	(13,335)	(17,392)

Loss Per Share - Basic and Diluted		-	(0.01)

Weighted Average Shares Outstanding		11,017,000	10,317,000

Page - 61

CTT International Distributors Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)
(unaudited)

	For the Three Months Ended March 31, 2006 $	For the Three Months Ended March 31, 2005 $
Operating Activities

Net loss	(13,335)	(17,392)

Adjustments to reconcile net loss to net cash used in operating activities

Amortization	156	157
Donated services	1,500	1,500

Changes in operating assets and liabilities:
Accounts receivable	2,188	11,229
Inventory	2,350	(1,000)
Prepaid expenses	(55)	-
Accounts payable and accrued liabilities	5,403	(11,359)

Net Cash Used In Operating Activities	(1,793)	(16,865)

Investing Activities	-	-

Financing Activities	-	-

Decrease in Cash	(1,793)	(16,865)

Cash - Beginning of Period	14,061	28,124

Cash - End of Period	12,268	11,259

Supplemental Disclosures

Interest paid	-	-
Income taxes paid	-	-

Page - 62

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

1. Development Stage Company

The Company was incorporated in the State of Delaware on January 14, 2000. Pursuant to an Agreement dated December 29, 2004 (the “Agreement”), the Company issued 455,001 shares of common stock in exchange for all of the issued and outstanding shares of common stock of CTT Distributors Ltd. (“Distributors”). Distributors was incorporated in the Province of British Columbia, Canada, on May 17, 2004. The acquisition was considered a reverse acquisition for accounting and financial reporting purposes. The consolidated financial statements include the accounts of the Company since the reverse merger (December 29, 2004) and the historical accounts of Distributors since the date of its inception, May 17, 2004. All significant intercompany balances and transfers have been eliminated on consolidation. Prior to the acquisition of Distributors, the Company’s sole asset consisted of ownership of a 100% interest in Slabsdirect.com Online (BC) Ltd. (“SlabsOnline”), a company incorporated in the Province of British Columbia, Canada. SlabsOnline was unsuccessful in the business of establishing a vertical trade portal on the Internet for the natural stone industry. The Company disposed of its interest in SlabsOnline to the former President of the Company.

The Company incorporated a wholly-owned subsidiary, CTT International Distributors Inc. on November 1, 2004 under the laws of the State of Delaware. Effective January 7, 2005, CTT International Distributors Inc. merged with and into the Company, and the Company was the surviving corporation. Concurrent with the merger, the Company changed its name from Slabsdirect.com, Inc. to CTT International Distributors Inc.

The Company is based in Vancouver, British Columbia, and its principal business is as an online fulfillment company that markets unique products to the internet consumer through its website “Cheaperthanthem.com”. The Company’s website offers electronic products consisting of OEM, non-branded and overstock electronic and computer products, for the consumer and wholesaler.

The Company is in the development stage and planned principal activities have commenced, but to date there has been no significant revenue. In a development stage company, management devotes most of its activities to developing a market for its products and services. These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. The Company has a working capital deficiency of $68,695 and has accumulated losses of $177,253 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company filed an amended Form SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission on December 30, 2005 to register 2,382,933 shares of common stock held by existing shareholders for resale at a price of $0.10 per share. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Also pursuant to the SB-2, the Company plans to offer up to 2,500,000 common shares at a price of $0.10 per share for maximum proceeds of $250,000 to the Company.

2. Summary of Significant Accounting Principles

a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced significant revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include accounts of the Company and its wholly-owned subsidiary, CTT Distributors Ltd. All intercompany transactions and balances have been eliminated. The Company’s fiscal year end is December 31.
Page - 63

CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

2. Summary of Significant Accounting Principles (continued)

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Inventory

Inventory is recorded at the lower of cost and net realizable value on a first-in, first-out basis. At March 31, 2006, inventory consisted of music related multimedia electronic products held for sale.

e)	Comprehensive Loss
SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2006 and 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the consolidated financial statements.

f)	Financial Instruments and Concentration Risk

The fair value of financial instruments which include cash, accounts receivable, accounts payable, accrued liabilities, note payable and due to a related party were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company deposits cash with a high quality financial institution. The largest concentration of risk is one customer who represents 58% (December 31, 2005 - 29%) of the total accounts receivable and from a second customer who represents 40% (December 31, 2005 - 25%) of the total accounts receivable. For the three months ended March 31, 2006, the Company purchased 100% (2005 - 100%) of its inventory from one vendor.

g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

h)	Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

i)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

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CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

2. Summary of Significant Accounting Principles (continued)

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k)	Revenue Recognition

The Company recognizes revenue from the sale of electronic products, such as MP3 players, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Revenue consists of the sale of electronic products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. The Company continually monitors timely payments and assesses any collection issues. The allowance for doubtful accounts is based on the Company’s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

l)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

m)	Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

n)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

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CTT International Distributors Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

2. Summary of Significant Accounting Principles (continued)

n) Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

The FASB has issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140” and No. 156 “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140”, but they will not have a material effect in the Company’s results of operations or financial position.

3. Intangible Assets

	Cost $	Accumulated Amortization $	March 31, 2006 Net Carrying Value $	December 31, 2005 Net Carrying Value $

Website development costs	2,500	1,094	1,406	1,562

Costs associated with the website consist primarily of website design costs. These capitalized costs are being amortized based on their estimated useful life over four years. Internal costs related to the development of website content are charged to operations as incurred.

4. Related Party Balances/Transactions

a)
The Company issued a demand note in the amount of $9,900 to the President of the Company. The note is unsecured, non-interest bearing and due on demand. The Company also owes $1,794 to the President of the Company for expense reimbursements, which are unsecured non-interest bearing and due on demand.

b)	During the three months ended March 31, 2006, the Company recognized a total of $1,500 (2005 - $1,500) for donated services provided by the President of the Company.

5. Note Payable

The Company issued a demand promissory note for the acquisition of its opening inventory in the amount of $8,736. The note is unsecured, non-interest bearing and due on demand.

6. Commitments

On October 1, 2005, the Company entered into a lease agreement for office premises at a rate of CDN$535 per month, on a month-to-month basis. For the three months ended March 31, 2006, the Company incurred rent expense of $1,395 (2005 - $nil) which has been recorded as general and administrative expense.

7. Subsequent Event

On April 9, 2006, the Company issued a promissory note to the President of the Company for cash advances of $42,000. The note is unsecured, non-interest bearing and due on demand.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

CTT’s board of directors elected to change its auditors from N. I. Cameron Inc., Chartered Accountants, to Manning Elliott LLP, Chartered Accountants. N. I. Cameron Inc., Chartered Accountants chose to resign.

The directors approved the change in independent accountants as of June 16, 2004. As of that date, N. I. Cameron Inc., Chartered Accountants resigned and Manning Elliott LLP, Chartered Accountants were engaged.

On June 1, 2004, N. I. Cameron Inc., Chartered Accountants resigned as the independent accountants of CTT. The reports of N. I. Cameron Inc., Chartered Accountants on the financial statements for the two fiscal years ended December 31, 2001 and 2000, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty or audit scope. In connection with its audits for the fiscal years December 31, 2001 and 2000, and through June 1, 2004, there have been no disagreements with N. I. Cameron Inc., Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

CTT engaged Manning Elliott LLP, Chartered Accountants as its new independent accountants as of June 16, 2004. During the two years ended December 31, 2001 and 2000 and through June 16, 2004, CTT has not consulted with Manning Elliott LLP, Chartered Accountants regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on CTT’s financial statements, and either a written report was provided to CTT or oral advice was provided that Manning Elliott LLP, Chartered Accountants concluded was an important factor considered by CTT in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement.

N. I. Cameron Inc., Chartered Accountants has never had nor anticipates having, nor had during the two most recent fiscal years or any subsequent interim period preceding the date of the change, any disagreements with CTT on matters of accounting, financial disclosure, accounting principles or practices, or auditing scope or procedure; nor has any principal accountant in the preceding years resigned or declined to stand for re-election.

The financial statements audited by the principal accountant for the past two years do not contain an adverse opinion or disclaimer of opinion nor were they modified as to audit scope or accounting principles.

On December 29, 2004, as a result of the acquisition of CTT Distributors Ltd., CTT was deemed to have engaged Manning Elliott LLP, Chartered Accountant as CTT’s principal independent accountant. Manning Elliott LLP was the principal independent accountant of CTT Distributors Ltd.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.  Article XIII of the Certificate of Incorporation of CTT. No director or officer will be held personally liable to CTT or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director unless such breach involves (a) a breach of the director’s duty of loyalty to CTT or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, © acts by such director as specified by the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

2.  Part VIII of the By-laws of CTT. Directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, unless the director or officer is found to be liable for negligence or misconduct in the performance of any duty owed to CTT.

3.  The Delaware General Corporation Law provides that CTT may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons will be determined to not have (I) breached the duty of loyalty to CTT or its stockholders; (ii) failed to act in good faith or committed intentional misconduct or a knowing violation of the law; (iii) acted in violation of Delaware General Corporation Law; or (iv) entered into a transaction from which he/she derived an improper personal benefit.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making CTT responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

CTT will pay all expenses in connection with the registration and sale of the common stock by both CTT and the selling stockholders. The estimated expenses of issuance and distribution (assuming all shares offered are sold) are set forth below.

Expense	Cost
SEC registration fee	$ 100.00	estimated
Transfer Agent fee	$ 1,000.00	estimated
Printing expenses	$ 500.00	estimated
EDGAR filing fees	$ 1,000.00	estimated
Accounting fees and expenses	$ 10,000.00	estimated
Legal fees and expenses	$ 25,000.00	estimated
Total (estimate)	$ 37,600.00

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RECENT SALE OF UNREGISTERED SECURITIES

In the past three fiscal years, CTT has sold the following securities that were not registered under the Securities Act of 1933.

On December 29, 2004, CTT issued 455,001 shares of common stock to the shareholders of the subsidiary for the acquisition of all of the outstanding shares of CTT Distributors Ltd. pursuant to the terms of the share exchange agreement. CTT relied upon Rule 903 of Regulation S for the applicable exemption to issue the unregistered shares. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions. The list of shareholders, the number of shares exchanged and the number of shares received are listed in the following table.

Shareholders	Shares Exchanged	Percentage of Total Shares	Shares Received
Jessika Prasad	35,000	7.69%	35,000
Michael Shevchenko	23,000	5.05%	23,000
Jagdeep Bhathal	20,000	4.40%	20,000
Nicholas Brown	25,000	5.49%	25,000
Taryn Enns	12,000	2.64%	12,000
Tom Novis	13,000	2.86%	13,000
Lynne Enns	9,000	1.98%	9,000
Roy Enns	9,000	1.98%	9,000
Kate MacLean	10,000	2.20%	10,000
Susan Novis	17,000	3.74%	17,000
Richard Novis	100,000	21.98%	100,000
Gordon Moreland	17,000	3.74%	17,000
Harry Joa	80,000	17.58%	80,000
Kerri Enns	19,000	4.18%	19,000
Ali Hussain	26,000	5.71%	26,000
Abid Shah	18,000	3.96%	18,000
Cyrus Kashani	22,000	4.84%	22,000
Amit Sankhala	1	0.00%	1
Totals	455,001	100.00%	455,001

On July 13, 2005, the board of directors authorized the issuance of up to 1,000,000 shares of common stock at an offering price of $0.10 per share. The offering price was arbitrarily set by CTT and had no relationship to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

On July 13, 2005, CTT raised $70,000 in cash from this offering and issued an aggregate 700,000 restricted shares to the subscribers as listed below. This offering was closed in September 2005.

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Name of Subscriber	Number of Units	Consideration
Anna Liza Aman	150,000	$15,000
Angelito Dela Cruz	120,000	$12,000
Emirita Hernandez	125,000	$12,500
Annabelle Layugan	150,000	$15,000
Ria Reyes	155,000	$15,500
Total	700,000	$70,000

CTT relied upon Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. CTT received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been included unless otherwise noted.

Exhibit	Description
3.1
Certificate of Ownership of Slabsdirect.com, Inc. and CTT International Distributors Inc. filed as an Exhibit to CTT’s Form 8-K (Current Report) filed on January 12, 2005 and incorporated herein by reference.
Filed
3.2	Certificate of Incorporation for Slabsdirect.com, Inc. filed as an Exhibit to CTT’s Form 10-SB (Registration Statement) filed on June 28, 2000 and incorporated herein by reference.	Filed
3.3	By-laws of Slabsdirect.com, Inc. filed as an Exhibit to CTT’s Form 10-SB (Registration Statement) filed on June 28, 2000 and incorporated herein by reference.	Filed
3.4	Certificate of Incorporation for CTT Distributors Ltd. filed as an Exhibit to CTT’s Form 10-KSB (Annual Report) filed on April 1, 2005 and incorporated herein by reference.	Filed
3.5	Notice of Articles for CTT Distributors Ltd. filed as an Exhibit to CTT’s Form 10-KSB (Annual Report) filed on April 1, 2005 and incorporated herein by reference.	Filed
3.6	Articles of CTT Distributors Ltd. filed as an Exhibit to CTT’s Form 10-KSB (Annual Report) filed on April 1, 2005 and incorporated herein by reference.	Filed
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities being registered.	Filed
10.1
Share Exchange Agreement dated December 29, 2004, among Slabsdirect.com, Inc, CTT Distributors Ltd., and the shareholders of CTT Distributors Ltd. filed as an exhibit to CTT’s Form 8-K (Current Report) filed on January 6, 2005.
Filed
10.2	Stock Purchase Agreement dated December 29, 2004, between Steven Bruk and Slabsdirect.com, Inc. filed as an exhibit to CTT’s Form 8-K (Current Report) filed on January 6, 2005.	Filed
10.3	Stock Purchase Agreement dated December 29, 2004, between Amit Sankhala and Steven Bruk filed as an exhibit to CTT’s Form 8-K (Current Report) filed on January 6, 2005.	Filed
10.4	Sublease Agreement dated April 1, 2005 between Asset Logics Inc. and CTT Distributors Inc.	Filed
23.1	Consent of Manning Elliott LLP dated June 13, 2006	Included
23.2	Consent of Conrad C. Lysiak	Filed
99.1	Form of Subscription Agreement	Filed
99.2	Specimen Share Certificate	Filed
99.3	Code of Ethics, filed as an attached exhibit to CTT’s Form 10-KSB (Annual Report) filed on April 1, 2005 and incorporated herein by reference	Filed

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UNDERTAKINGS

Regarding indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CTT will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act if 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
c.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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a. any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 340A, will be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Vancouver, British Columbia, Canada on this 13th day of June, 2006.

CTT International Distributors Inc.

By: /s/ Amit Sankhala
Amit Sankhala
CEO and Director

Pursuant to the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates indicated have signed this Form SB-2 Registration Statement:

Signature	Title	Date
/s/ Amit Sankhala	Chief Executive Officer, President, Chief Financial Officer, principal accounting officer, Secretary, Treasurer, and sole member of the Board of Directors	13 June 2006

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Dealer Prospectus Delivery Obligation

Until *, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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EXHIBIT 23.1

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CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2006 included in the Registration Statement on Form SB-2 Amendment No. 4 and related Prospectus of CTT International Distributors Inc. for the registration of shares of its common stock.

/s/MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada
June 13, 2006

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